                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           NUANCE COMMUNICATIONS, INC.

                        BERYLLIUM ACQUISITION CORPORATION

                            BERYLLIUM ACQUISITION LLC

                                  BEVOCAL, INC.

                 U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

                                       AND

                  MIKAEL BERNER, AS STOCKHOLDER REPRESENTATIVE

                          DATED AS OF FEBRUARY 21, 2007

                                TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE I THE MERGER................................................................................................    2

     1.1     The Integrated Merger..................................................................................    2
     1.2     Effective Time.........................................................................................    2
     1.3     Effect of the First Step Merger and the Second Step Merger.............................................    3
     1.4     Formation Documents....................................................................................    3
     1.5     Management.............................................................................................    4
     1.6     Effect of First Step Merger on the Capital Stock of the Constituent Corporations.......................    4
     1.7     Dissenting Shares......................................................................................   19
     1.8     Payment Schedules......................................................................................   19
     1.9     Surrender of Certificates..............................................................................   20
     1.10    No Further Ownership Rights in Company Capital Stock...................................................   22
     1.11    Lost, Stolen or Destroyed Certificates.................................................................   22
     1.12    Reorganization Status..................................................................................   22
     1.13    Taking of Necessary Action; Further Action.............................................................   22
     1.14    Adjustments............................................................................................   23
     1.15    Cash/Stock Election....................................................................................   23

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................   24

     2.1     Organization of the Company............................................................................   24
     2.2     Company Capital Structure..............................................................................   25
     2.3     Subsidiaries...........................................................................................   26
     2.4     Authority..............................................................................................   26
     2.5     No Conflict............................................................................................   27
     2.6     Consents...............................................................................................   27
     2.7     Company Financial Statements...........................................................................   28
     2.8     No Undisclosed Liabilities.............................................................................   29
     2.9     Internal Controls......................................................................................   29
     2.10    No Changes.............................................................................................   29
     2.11    Tax Matters............................................................................................   31
     2.12    Restrictions on Business Activities....................................................................   33
     2.13    Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information...   34
     2.14    Intellectual Property..................................................................................   35
     2.15    Agreements, Contracts and Commitments..................................................................   40
     2.16    Interested Party Transactions..........................................................................   41
     2.17    Governmental Authorization.............................................................................   41
     2.18    Litigation.............................................................................................   41
     2.19    Minute Books...........................................................................................   41

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                       PAGE
                                                                                                                       ----
     2.20    Environmental Matters..................................................................................   42
     2.21    Brokers' and Finders' Fees; Third Party Expenses.......................................................   42
     2.22    Employee Benefit Plans and Compensation................................................................   42
     2.23    Insurance..............................................................................................   46
     2.24    Compliance with Laws...................................................................................   47
     2.25    Certain Information Practices..........................................................................   47
     2.26    Warranties; Indemnities................................................................................   47
     2.27    Bank Accounts, Letters of Credit and Powers of Attorney................................................   47
     2.28    Information Supplied...................................................................................   47

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS...................................................   48

     3.1     Organization, Standing and Power.......................................................................   48
     3.2     Authority..............................................................................................   48
     3.3     Parent Capital Structure...............................................................................   49
     3.4     No Conflict............................................................................................   50
     3.5     Consents...............................................................................................   50
     3.6     Broker's and Finders' Fees.............................................................................   50
     3.7     SEC Documents..........................................................................................   50
     3.8     Parent Financial Statements............................................................................   51
     3.9     No Undisclosed Liabilities.............................................................................   51
     3.10    Absence of Certain Changes or Events...................................................................   51
     3.11    Interim Operations of Subs.............................................................................   52
     3.12    Information Supplied...................................................................................   52
     3.13    Litigation.............................................................................................   52

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................................................................   52

     4.1     Conduct of Business of the Company.....................................................................   52
     4.2     Certain Corporate Actions..............................................................................   56
     4.3     No Solicitation........................................................................................   56
     4.4     Procedures for Requesting Parent Consent...............................................................   57

ARTICLE V ADDITIONAL AGREEMENTS.....................................................................................   57

     5.1     Permit Application, Hearing Request, Information Statement; Stockholder Approval.......................   57
     5.2     Access to Information..................................................................................   59
     5.3     Confidentiality........................................................................................   60
     5.4     Expenses...............................................................................................   60
     5.5     Public Disclosure......................................................................................   61
     5.6     Consents...............................................................................................   61
     5.7     FIRPTA Compliance......................................................................................   61

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                       PAGE
                                                                                                                       ----
     5.8     Notification of Certain Matters........................................................................   62
     5.9     Additional Documents and Further Assurances............................................................   62
     5.10    New Employment Arrangements............................................................................   62
     5.11    Termination of 401(k) Plan.............................................................................   63
     5.12    Section 280G...........................................................................................   63
     5.13    Financials.............................................................................................   63
     5.14    Reasonable Efforts; Regulatory Filings.................................................................   64
     5.15    Employee Retention Agreements..........................................................................   64
     5.16    Parent Stock Sale Agreement............................................................................   65
     5.17    Indemnification of Directors and Officers..............................................................   65
     5.18    Nasdaq Listing.........................................................................................   66
     5.19    Section 16 Matters.....................................................................................   66
     5.20    Transfer Taxes.........................................................................................   66

ARTICLE VI CONDITIONS TO THE FIRST STEP MERGER......................................................................   66

     6.1     Conditions to Obligations of Each Party to Effect the First Step Merger................................   66
     6.2     Conditions to the Obligations of Parent and Sub I......................................................   67
     6.3     Conditions to Obligations of the Company...............................................................   69

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................................................   70

     7.1     Survival of Representations, Warranties and Covenants..................................................   70
     7.2     Indemnification........................................................................................   70
     7.3     Escrow Arrangements....................................................................................   72
     7.4     Indemnification Claims.................................................................................   74
     7.5     Stockholder Representative.............................................................................   79
     7.6     Maximum Payments; Remedy...............................................................................   80

ARTICLE VIII EARNOUT................................................................................................   81

     8.1     Earnout Arrangements...................................................................................   81
     8.2     Earnout Determination..................................................................................   82
     8.3     Earnout Distribution; Stockholder Representative Objections............................................   82

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER........................................................................   84

     9.1     Termination............................................................................................   84
     9.2     Effect of Termination..................................................................................   85
     9.3     Amendment..............................................................................................   85
     9.4     Extension; Waiver......................................................................................   85

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE X GENERAL PROVISIONS........................................................................................   86

     10.1    Notices................................................................................................   86
     10.2    Interpretation.........................................................................................   87
     10.3    Counterparts...........................................................................................   87
     10.4    Entire Agreement; Assignment...........................................................................   87
     10.5    Severability...........................................................................................   87
     10.6    Other Remedies; Specific Performance...................................................................   88
     10.7    Governing Law..........................................................................................   88
     10.8    Rules of Construction..................................................................................   88
     10.9    WAIVER OF JURY TRIAL...................................................................................   88
     10.10   DISCLOSURE SCHEDULE REFERENCES.........................................................................   88

                                INDEX OF EXHIBITS

EXHIBIT       DESCRIPTION
-----------   ------------
Exhibit A     Form of Voting Agreement

Exhibit B-1   Form of Employee Proprietary Information, Inventions and Non-Competition Agreement for
              3% Stockholders

Exhibit B-2   Form of Employee Proprietary Information, Inventions and Non-Competition Agreement for
              Employees Who Are Not 3% Stockholders

Exhibit C-1   Form of Certificate of Merger

Exhibit C-2   Form of Second Step Certificate of Merger

Exhibit D     Form of Employee Retention Agreement

Exhibit E     List of Employees Executing Employee Retention Agreements

Exhibit F     List of Specified Contracts

Exhibit G     List of Company Executives for Purposes of Determining Company Knowledge

Exhibit H     List of Specified Employees

Exhibit I     Earnout Bonus Milestone

SCHEDULES

Company Disclosure Schedule

Schedule 3.6 (Parent Broker's and Finders' Fees)

Schedule 5.16 (List of Stockholders entering into Parent Stock Sale Agreements)

Schedule 6.2(b) (Governmental Approval)

Schedule 6.2(d) (Liens)

Schedule 6.2(s) (Equity Issuance Obligations)

Schedule 6.2(t) (Agreements to be Terminated)

Schedule  8.1(b)(i)(1) (Distribution of the Earnout Bonus Pool Payment)

Schedule y8.3 (2007 Quarterly Operating Plan)

      THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 21, 2007 by and among Nuance Communications, Inc., a Delaware corporation ("PARENT"), Beryllium Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("SUB I"), Beryllium Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("SUB II", and with SUB I, the "SUBS"), BeVocal, Inc., a Delaware corporation (the "COMPANY"), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to
ARTICLE VII herein (the "ESCROW AGENT") and Mikael Berner, solely in his capacity as the representative of the Company's stockholders, and is referred to herein from time to time as the "STOCKHOLDER REPRESENTATIVE."

                                    RECITALS

      A. The Boards of Directors of each of Parent, the Subs and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company (the "FIRST STEP MERGER") followed by the Second Step Merger (as defined below) and, in furtherance thereof, have approved and adopted the Merger (as defined below), this Agreement and the transactions contemplated hereby.

      B. Immediately following the First Step Merger, Parent shall cause the Company to merge with and into Sub II (the "SECOND STEP MERGER" and, taken together with the First Step Merger, the "INTEGRATED MERGER" or the "MERGER"). The Integrated Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single "plan of reorganization" within the meaning of Treas. Reg. Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

      C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company (other than the Dissenting Shares (as defined below)) shall be converted into the right to receive the consideration set forth herein.

      D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

      E. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.

      F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, all officers and directors of the Company, and certain stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as EXHIBIT A (the "VOTING AGREEMENTS"), with Parent, pursuant to which such stockholders have irrevocably agreed to vote in favor of the Integrated Merger and the transactions contemplated thereby and to other matters set forth therein, and all employees of the Company who own three percent (3%) or more of the Total Outstanding Shares (as defined in SECTION 1.6(a)) are entering into Employee Proprietary Information, Inventions and Non-Competition Agreements, each in substantially the form attached hereto as EXHIBIT B-1 and all other employees of the Company who accept employment with the Final Surviving Entity are entering into Employee Proprietary Information, Inventions and Non-Competition Agreements, each in substantially the form attached hereto as EXHIBIT B-2 (collectively the "EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENTS"), with Parent or the Final Surviving Entity, as determined by Parent.

      G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, the persons listed on EXHIBIT H are entering into offer letters with Parent.

      NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 THE INTEGRATED MERGER. At the Effective Time (as defined in SECTION
1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the "INTERIM SURVIVING CORPORATION." Immediately after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of The Delaware Limited Liability Company Act (the "LLC ACT") and Delaware Law, the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the "FINAL SURVIVING ENTITY."

      1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to SECTION 9.1 hereof, the closing of the First Step Merger (the "CLOSING") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "CLOSING DATE." On the Closing

Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT C-1, with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware such filing shall be referred to herein as the "EFFECTIVE TIME"). Immediately after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT C-2 with the Secretary of State of the State of Delaware (the "SECOND STEP CERTIFICATE OF MERGER"), in accordance with the applicable provisions of Delaware Law and the LLC Act.

      1.3 EFFECT OF THE FIRST STEP MERGER AND THE SECOND STEP MERGER. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Sub II as the surviving entity in the Second Step Merger.

      1.4. FORMATION DOCUMENTS.

            (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is BeVocal, Inc."

            (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws.

            (c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: "The name of this limited liability company is BeVocal, LLC."

            (d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: "The name of this limited liability company is BeVocal, LLC."

      1.5 MANAGEMENT.

            (a) DIRECTORS/MANAGERS OF COMPANY. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Final Surviving Entity, respectively, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation of the Final Surviving Entity until their respective successors are duly elected and qualified.

            (b) OFFICERS OF COMPANY. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity, respectively.

      1.6 EFFECT OF FIRST STEP MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  (i) "2007 REVENUE MILESTONE" means $56,000,000.

                  (ii) "AGGREGATE LIQUIDATION PREFERENCE" shall mean the sum of
(x) $10,000,000 plus (y) the Series E Aggregate Liquidation Preference.

                  (iii) "AGGREGATE PARTICIPATING CASH CLOSING CONSIDERATION" shall mean (x) the Cash Closing Consideration minus (y) the product of (A) the Aggregate Liquidation Preference multiplied by (B) the Cash Proportion.

                  (iv) "AGGREGATE PARTICIPATING STOCK CLOSING CONSIDERATION" shall mean (x) the Stock Closing Consideration minus (y) the product of (A) the Aggregate Liquidation Preference multiplied by (B) the Stock Proportion.

                  (v) "BUSINESS DAY(s)" shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

                  (vi) "CASH CLOSING CONSIDERATION" shall mean $30,000,000.

                  (vii) "CLOSING CONSIDERATION" shall mean the Cash Closing Consideration and the Stock Closing Consideration.

                  (viii) "CASH PROPORTION" shall mean (x) the Cash Closing Consideration divided by (y) the sum of the Cash Closing Consideration plus the Stock Closing Consideration.

                  (ix) "CLOSING PRICE" shall mean the average of the reported closing price per share of the Parent Common Stock for the ten (10) Business Days prior to the Closing Date.

                  (x) "COMPANY BUSINESS" shall mean the business operations and activities of the Company, as carried on as of the date hereof, that result in the earning of Revenues.

                  (xi) "COMPANY CAPITAL STOCK" shall mean shares of Company Common Stock and Company Preferred Stock.

                  (xii) "COMPANY COMMON STOCK" shall mean shares of common stock, $0.001 par value per share, of the Company.

                  (xiii) "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition or results of operations ("MATERIAL ADVERSE EFFECT") of the Company, taken as a whole; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United States economic, capital market or political conditions (which changes or effects do not disproportionately affect the Company), (B) any effect resulting from changes or effects generally affecting the industries or markets in which the Company operates (which changes or effects do not disproportionately affect the Company), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) which changes or effects do not disproportionately affect the Company),
(D) any changes in Applicable Law or GAAP, or (E) any effect resulting from the loss of the customer identified on SECTION 1.6(a)(XIII) of the Disclosure Schedule.

                  (xiv) "COMPANY OPTIONS" shall mean all options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company

Common Stock (whether or not vested) held by any person or entity, each of whom are listed on SECTION 2.2(c) of the Disclosure Schedule (including options that have been granted in accordance with SECTION 4.1 hereof), that are issued and outstanding immediately prior to the Effective Time.

                  (xv) "COMPANY PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, taken together.

                  (xvi) "COMPANY PREFERRED STOCKHOLDER" shall mean a holder of Preferred Stock, each of whom is listed on SECTION 2.2(a) of the Disclosure Schedule.

                  (xvii) "COMPANY UNVESTED OPTIONS" shall mean all Company Options that are unvested immediately prior to the Effective Time.

                  (xviii) "COMPANY VESTED OPTIONS" shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time.

                  (xix) "COMPANY WARRANTS" shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any person or entity, each of whom are listed on SECTION 2.2(c) of the Disclosure Schedule.

                  (xx) "CONTRACT" shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

                  (xxi) "EARNOUT BONUS MILESTONE" shall mean the milestone set forth on Exhibit I.

                  (xxii) "EARNOUT BONUS POOL PARTICIPANTS" shall mean those persons identified on SCHEDULE 8.1(b)(i)(1) as Earnout Bonus Pool Participants.

                  (xxiii) "EARNOUT CONSIDERATION" shall mean an amount of cash equal to (i) $60,000,000 minus (ii) the Earnout Contingent Expense Adjustment Amount (as defined in SECTION 5.4 hereof).

                  (xxiv) "EARNOUT DETERMINATION DATE" means the date that is eighteen (18) months from the Closing Date; provided, however, that if such date is not a Business Day, the next proceeding Business Day.

                  (xxv) "EARNOUT PAYMENT DATE" means the date on which the Earnout Notice becomes final pursuant to SECTION 8.3 hereof.

                  (xxvi) "ESCROW AMOUNT" shall mean that number of unrestricted, fully paid, nonassessable shares of Parent Common Stock equal to the number obtained by dividing $16,250,000 by the Signing Price and rounding down to the nearest whole share.

                  (xxvii) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  (xxviii) "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                  (xxix) "KNOWLEDGE" or "KNOWN" shall mean, with respect to the Company, the knowledge of the persons listed on EXHIBIT G after due and diligent inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented.

                  (xxx) "LIEN" shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

                  (xxxi) "MERGER CONSIDERATION" shall mean the Closing Consideration plus the Earnout Consideration.

                  (xxxii) "PARENT COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Parent.

                  (xxxiii) "PARENT MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that (i) is materially adverse to the business, assets (whether tangible or intangible), financial condition, or results of operations of Parent and its subsidiaries, taken as a whole or (ii) will or is reasonably likely to materially impede the ability of Parent to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that, for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United States economic, capital market or political conditions (which changes or effects do not disproportionately affect Parent), (B) any effect resulting from changes or effects generally affecting the industries or markets in which Parent operates (which changes or effects do not disproportionately affect Parent), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) which changes or effects do not disproportionately affect Parent), (D) any changes in Applicable Law or GAAP or (E) any change in and of itself in Parent's stock price or trading volume.

                  (xxxiv) "PARTICIPATING CLOSING CONSIDERATION" shall mean the Aggregate Participating Cash Closing Consideration and the Aggregate Participating Stock Closing Consideration.

                  (xxxv) "PER SHARE PARTICIPATING CASH CLOSING CONSIDERATION" shall mean the quotient obtained by dividing (x) the Aggregate Participating Cash Closing Consideration by (y) the Total Outstanding Shares.

                  (xxxvi) "PER SHARE PARTICIPATING CLOSING CONSIDERATION" shall mean the quotient obtained by dividing (x) the Participating Closing Consideration by (y) the Total -- Outstanding Shares.

                  (xxxvii) "PER SHARE PARTICIPATING STOCK CLOSING CONSIDERATION" shall mean the quotient obtained by dividing (x) the Aggregate Participating Stock Closing Consideration by (y) the Total Outstanding Shares.

                  (xxxviii) "PLAN" shall mean the Company's 1999 Stock Option/Stock Issuance Plan.

                  (xxxix) "PRO RATA PORTION" shall mean, with respect to each Stockholder (including any holder of a Company Vested Option or a Company Warrant to whom shares of Company Capital Stock are deemed to have been delivered pursuant to SECTION 1.6(d) or SECTION 1.6(e) hereof), the quotient obtained by dividing (A) the Stock Closing Consideration that such Stockholder is entitled to receive at the Effective Time (as determined pursuant to SECTION 1.6(b)) including the number of shares to be contributed to the Escrow Fund) with respect to the shares of Company Capital Stock held by such holder immediately prior to the Effective Time (including any shares of Company Capital Stock deemed to have been delivered pursuant to SECTION 1.6(d) or SECTION 1.6(e) hereof) by (B) the Stock Closing Consideration.

                  (xl) "RELATED AGREEMENTS" shall mean the Certificates of Merger, the Voting Agreements and the Employee Proprietary Information, Inventions and Non-Competition Agreements.

                  (xli) "REVENUES" shall mean (A) revenues as determined in accordance with GAAP derived from (i) the sale or licensing of the Company's patents, (ii) the sale of the Company's VoComm product suite, either hosted or on customer premises, (iii) the sale of the Company's Beyond product suite, either hosted or on customer premises, (iv) the sale of products or solutions substantively based on the Company's existing products, (v) fees from professional services related to the installation or customization of the Company's VoComm and Beyond product suites and (vi) fees derived from hosting applications and services on the Company's infrastructure (including, but not limited to associated professional services and telephony fees), plus (B) the value of any reduction in revenues that are required as purchase accounting adjustments under GAAP, plus (C) the value of any discretionary reduction in revenues that (i) result from changing the classification of Telephony and Other Revenue on a Gross as a Principal basis under EITF 99-19, or (ii) result from a change in recognition policies and practices which are inconsistent with the Company's past practices for (a) recognition of activation or other transaction services revenue at the time of service delivery in multiple element arrangements as determined under EITF 00-21 and current contract terms, (b) use of the contractual period as the most appropriate determinant of customer relationship for recognition of initial professional services cost and revenue and such period is not subject to change once revenue commencement has begun, and (c) use of release notes to document delivery to commence recognition of professional services revenue and costs over the remaining term of the relationship.

                  (xlii) "SEC" shall mean the United States Securities and Exchange Commission.

                  (xliii) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  (xliv) "SERIES A PREFERRED STOCK" shall mean the Company's Series A Preferred Stock, $0.001 par value per share.

                  (xlv) "SERIES A PRO RATA LIQUIDATION PREFERENCE" shall mean
(A) $0.28 per share multiplied by $5,500,000 divided by (B) the sum of the Series A Proportional Amount plus the Series B Proportional Amount plus the Series C Proportional Amount.

                  (xlvi) "SERIES A PROPORTIONAL AMOUNT" shall mean $0.28 per share multiplied by the number of shares of Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

                  (xlvii) "SERIES B PREFERRED STOCK" shall mean the Company's Series B Preferred Stock, $0.001 par value per share.

                  (xlviii) "SERIES B PRO RATA LIQUIDATION PREFERENCE" shall mean
(A) $2.95 per share multiplied by $5,500,000 divided by (B) the sum of the Series A Proportional Amount plus the Series B Proportional Amount plus the Series C Proportional Amount.

                  (xlix) "SERIES B PROPORTIONAL AMOUNT" shall mean $2.95 per share multiplied by the number of shares of Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

                  (l) "SERIES C PREFERRED STOCK" shall mean the Company's Series C Preferred Stock, $0.001 par value per share.

                  (li) "SERIES C PRO RATA LIQUIDATION PREFERENCE" shall mean (A) $1.06 per share multiplied by $5,500,000 divided by (B) the sum of the Series A Proportional Amount plus the Series B Proportional Amount plus the Series C Proportional Amount.

                  (lii) "SERIES C PROPORTIONAL AMOUNT" shall mean $1.06 per share multiplied by the number of shares of Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

                  (liii) "SERIES D PER SHARE LIQUIDATION PREFERENCE" shall mean the quotient obtained by dividing (x) $4,500,000 by (y) the number of shares of Series D Preferred Stock -- issued and outstanding immediately prior to the Effective Time.

                  (liv) "SERIES D PREFERRED STOCK" shall mean the Company's Series D Preferred Stock, $0.001 par value per share.

                  (lv) "SERIES E AGGREGATE LIQUIDATION PREFERENCE" shall mean
(x) the aggregate number of shares of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (y) $0.0952 per share.

                  (lvi) "SERIES E PREFERRED STOCK" shall mean the Company's Series E Preferred Stock, $0.001 par value per share.

                  (lvii) "SIGNING PRICE" shall mean $13.26 per share.

                  (lviii) "SPECIFIED CONTRACT" shall mean each of the Contracts listed on EXHIBIT F hereto.

                  (lix) "SPECIFIED EMPLOYEE" shall mean each of the persons listed in EXHIBIT H hereto.

                  (lx) "STOCK CLOSING CONSIDERATION" shall mean $110,000,000 minus (A) the Closing Consideration Third Party Expense Adjustment Amount (as defined in SECTION 5.4 hereof) and minus (B) the Pre-Closing Dissenting Share Payments (as defined in SECTION 1.7(c)).

                  (lxi) "STOCKHOLDER" shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.

                  (lxii) "STOCK PROPORTION" shall mean (x) the Stock Closing Consideration divided by (y) the sum of the Cash Closing Consideration plus the Stock Closing Consideration.

                  (lxiii) "TOTAL OUTSTANDING SHARES" shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock deemed to have been delivered pursuant to SECTION 1.6(d)(II) or SECTION 1.6(e) hereof and including shares of Restricted Stock (as defined in SECTION 1.6(c)), plus the number of shares of Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Preferred Stock deemed to have been delivered pursuant to SECTION 1.6(e) hereof).

            (b) EFFECT ON CAPITAL STOCK; DISTRIBUTION OF MERGER CONSIDERATION. By virtue of the First Step Merger and without any action on the part of Sub I, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding (including shares of Company Capital Stock deemed to have been delivered pursuant to SECTION 1.6(d)(II) or
SECTION 1.6(e) hereof) immediately prior to the Effective Time (other than Dissenting Shares (as defined in SECTION 1.7(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this SECTION 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in SECTION 1.9 hereof, the Merger Consideration as follows in this SECTION 1.6(b):

                  (i) CLOSING CONSIDERATION PAYMENT. At the Effective Time, Parent shall deliver to the Exchange Agent (as defined in SECTION 1.9) the Closing Consideration, which shall be distributed as follows:

                        (1) Each holder of Series E Preferred Stock that is issued and outstanding (including shares deemed to have been delivered pursuant to SECTION 1.6(e) hereof) immediately prior to the Effective Time (other than Dissenting Shares (as defined in SECTION 1.7 hereof)) shall be entitled to receive:

                           a) an amount of cash equal to the number of shares of
Series E Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $0.0952 per share multiplied by the Cash Proportion, plus

                           b) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Series E Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $0.0952 per share multiplied by the Stock Proportion divided by (B) the Signing Price rounded down to the nearest whole share, plus

                           c) an amount of cash equal to the number of shares of
Company Common Stock issuable upon conversion of the Series E Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Cash Closing Consideration, plus

                           d) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Company Common Stock issuable upon conversion of the Series E Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share.

                        (2) Each holder of Series D Preferred Stock that is issued and outstanding (including shares deemed to have been delivered pursuant to SECTION 1.6(e) hereof) immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive:

                           a) an amount in cash equal to the number of shares of
Series D Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series D Per Share Liquidation Preference multiplied by the Cash Proportion, plus

                           b) that number of shares of Parent Common Stock equal
to (A) the number of shares of Series D Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series D Per Share Liquidation Preference multiplied by the Stock Proportion divided by (B) the Signing Price rounded down to the nearest whole share, plus

                           c) an amount of cash equal to the number of shares of
Company Common Stock issuable upon conversion of the Series D Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Cash Closing Consideration, plus

                           d) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Company Common Stock issuable upon conversion of the Series D Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share.

                        (3) Each holder of Series C Preferred Stock that is issued and outstanding (including shares deemed to have been delivered pursuant to SECTION 1.6(e) hereof) immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive:

                           a) an amount in cash equal to the number of shares of
Series C Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series C Pro Rata Liquidation Preference multiplied by the Cash Proportion, plus

                           b) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Series C Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series C Pro Rata Liquidation Preference multiplied by the Stock Proportion divided by (B) the Signing Price rounded down to the nearest whole share, plus

                           c) an amount of cash equal to the number of shares of
Company Common Stock issuable upon conversion of the Series C Preferred Stock owned by such holder immediately prior to the Effective Time, multiplied by the Per Share Participating Cash Closing Consideration, plus

                           d) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share.

                        (4) Each holder of Series B Preferred Stock that is issued and outstanding (including shares deemed to have been delivered pursuant to SECTION 1.6(e) hereof) immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive:

                           a) an amount in cash equal to the number of shares of
Series B Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series B Pro Rata Liquidation Preference multiplied by the Cash Proportion, plus

                           b) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Series B Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series B Pro Rata Liquidation Preference multiplied by the Stock Proportion divided by (B) the Signing Price rounded down to the nearest whole share, plus

                           c) an amount in cash equal to the number of shares of
Company Common Stock issuable upon conversion of the Series B Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Cash Closing Consideration, plus

                           d) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share.

                        (5) Each holder of Series A Preferred Stock that is issued and outstanding (including shares deemed to have been delivered pursuant to SECTION 1.6(e) hereof) immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive:

                           a) an amount in cash equal to the number of shares of
Series A Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series A Pro Rata Liquidation Preference multiplied by the Cash Proportion, plus

                           b) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Series A Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Series A Pro Rata Liquidation Preference multiplied by the Stock Proportion divided by (B) the Signing Price rounded down to the nearest whole share, plus

                           c) an amount in cash equal to the number of shares of
Company Common Stock issuable upon conversion of the Series A Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Cash Closing Consideration, plus

                           d) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share.

                        (6) Each holder of Company Common Stock that is issued and outstanding (including shares deemed to have been delivered pursuant to SECTION 1.6(d)(II) OR SECTION 1.6(E) hereof) immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive:

                           a) an amount in cash equal to the number of shares of
Company Common Stock owned by such holder immediately prior to the Effective Time (but excluding, for the purpose of clarity, any shares of Company Common Stock issuable upon conversion of any Company Preferred Stock owned by such holder, or deemed to have been delivered pursuant to SECTION 1.6(e) hereof)) multiplied by the Per Share Participating Cash Closing Consideration, plus

                           b) that number of shares of Parent Common Stock equal
to: (A) the number of shares of Company Common Stock owned by such holder immediately prior to the Effective Time (but excluding, for the purpose of clarity, any shares of Company Common Stock issuable upon conversion of any Company Preferred Stock owned by such holder, or deemed to have been delivered pursuant to SECTION 1.6(e) hereof)) multiplied by the Per Share Participating Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share.

                        (7) Each distribution of shares of Parent Common Stock made to a Stockholder holding Company Capital Stock (or deemed to be holding Company Capital Stock pursuant to SECTION 1.6(d)(ii) or SECTION 1.6(e) hereof) pursuant to this SECTION 1.6(b)(i) shall be reduced by such Stockholder's Pro Rata Portion of the Escrow Amount in accordance with SECTION 7.3 hereof.

                        (8) Notwithstanding anything in this SECTION 1.6(b)(i) to the contrary, in no event shall Parent be obligated to distribute in the aggregate (x) any number of shares of Parent Common Stock in excess of (A) the Stock Closing Consideration divided by (B) the Signing Price rounded down to the nearest whole share or (y) an amount of cash in excess of the Cash Closing Consideration.

                  (ii) EARNOUT CONSIDERATION PAYMENT. As soon as practicable following the Earnout Payment Date but in any event within three (3) Business Days of such date, Parent shall deliver to the Exchange Agent the Earned Earnout Amount (as defined in SECTION 8.1), if any, which shall be distributed as follows:

                        (1) Each holder of Company Capital Stock that was issued and outstanding (including Company Capital Stock deemed to have been delivered pursuant to SECTION 1.6(d)(ii) or SECTION 1.6(e) hereof) immediately prior to the Effective Time shall, subject to the terms of the agreements referenced in
SECTION 5.15 hereof, be entitled to receive a cash amount equal to: (A) the number of shares of Company Common Stock owned by such holder (or deemed to be owned pursuant to SECTION 1.6(d)(ii) hereof) immediately prior to the Effective Time (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock owned by such holder (or deemed to be owned pursuant to SECTION 1.6(e) hereof) immediately prior to the Effective Time) divided by (B) the Total Outstanding Shares multiplied by (C) the Final Earnout Amount.

                        (2) Notwithstanding anything in this SECTION 1.6(b)(II) to the contrary, in no event shall Parent be obligated to distribute in the aggregate cash in excess of the Earnout Consideration.

            (c) RESTRICTIONS ON SHARES OF COMPANY STOCK. With respect to any shares of Company Common Stock which immediately prior to the Effective Time were unvested or were subject to a repurchase option, substantial risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with the Company ("RESTRICTED STOCK") and which were acquired by the holder subsequent to November 6, 2006, the Merger Consideration issued in exchange therefor shall remain unvested or subject to such repurchase option, substantial risk of forfeiture or other similar condition.

            (d) TREATMENT OF COMPANY OPTIONS.

                  (i) No Company Vested Option shall be assumed or otherwise replaced by Parent. Each Company Vested Option which is unexercised and outstanding immediately prior to the Effective Time, shall in accordance with its terms and by virtue of the First Step Merger and without any action on the part of the Parent, the Subs, the Company or the holder thereof, terminate and cease to be outstanding (each such terminated Company Vested Option shall be referred to as a "CANCELLED OPTION").

                  (ii) Holders of Cancelled Options shall be given the opportunity (of not more than 30 days) to decline to accept a modification of such Cancelled Option such that, immediately prior to the Effective Time, and conditioned on the consummation of the Merger, the holder of each Cancelled Option shall be deemed to have exercised such Cancelled Option pursuant to a net exercise program whereby the holder will be deemed to have paid the aggregate exercise price for such Cancelled Option by relinquishing that number of shares of Company Common Stock underlying such option in an amount necessary to pay the applicable aggregate exercise price and any applicable withholding taxes associated with such net exercise of such Cancelled Option. The number of shares of Company Common Stock deemed delivered to the holder of each Cancelled Option pursuant to this net exercise program shall be determined by subtracting the Net Exercise Consideration (as defined below) from the number of shares of Company Common Stock subject to such Cancelled Option. The holder of each such Cancelled Option shall thereafter (A) participate in the transactions contemplated by this Agreement in the same manner, and to the same extent, as if such holder owned that number of shares of Company Common Stock delivered after the net exercise, pursuant to this SECTION 1.6(d)(ii) and (B) receive, if applicable, the Fractional Share Payment (as defined in SECTION 1.6(d)(vi)). As soon as practicable following the execution of this Agreement, the Company shall provide to each holder of any Company Vested Option an informational notice and consent describing the treatment of such Cancelled Options pursuant to this SECTION 1.6(d)(ii).

                  (iii) With respect to each Company Unvested Option that is outstanding immediately prior to the Effective Time, Parent shall, at its sole discretion and pursuant to a written election of Parent made prior to the Closing, agree to either (A) assume such Company Unvested Option in accordance with the terms set forth below in this SECTION 1.6(d)(iii) or (B) cause all such Company Unvested Options to accelerate and terminate in accordance with their respective terms (each referred to herein as a "CASHED-OUT OPTION") and Parent will make a cash payment to the holder of each such Cashed Out Option in an amount equal to (x) the number of shares of Company

Common Stock underlying each Company Unvested Option held by such holder immediately prior to the Effective Time multiplied by (y) the Per Share Participating Closing Consideration and minus (z) the Aggregate Unvested Option Exercise Price. If Parent elects to assume all Company Unvested Options, (i) each such assumed Company Unvested Option shall thereby be converted into an option (an "ASSUMED OPTION") to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Unvested Option immediately prior to the Effective Time multiplied by the Closing Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the Company Unvested Option immediately prior to the Closing Date by the Closing Exchange Ratio, rounded up to the nearest whole cent. Except as modified by the Employee Retention Agreements required to be executed pursuant to SECTION 5.15 hereof, each Assumed Option shall otherwise retain the terms and conditions (including vesting schedule) of the Company Unvested Option.

                  (iv) On the first Business Day after the occurrence of the Earnout Payment Date (the "EARNOUT ADJUSTMENT DATE"):

                        (1) each holder of an Assumed Option as of the Effective Time shall be entitled to receive either, at Parent's sole discretion pursuant to a written election of Parent delivered to the Stockholder Representative, (A) a cash payment from Parent in an amount equal to such holder's Unvested Option Earnout Value or (B) the number of shares of Parent Common Stock equal to such holder's Unvested Option Earnout Value divided by (ii) the Earnout Price, rounded down to the nearest whole share (with any fractional share amount paid in cash by Parent) (such amount in (A) or (B) the "OPTION EARNOUT PAYMENT").

                        (2) each former holder of a Cashed-Out Option (if and as applicable) shall be entitled to receive either, at Parent's sole discretion pursuant to a written election of Parent delivered to the Stockholder Representative, (A) a cash payment from Parent in an amount equal to such holder's Unvested Option Earnout Value or (B) the number of shares of Parent Common Stock equal to (i) such holder's Unvested Option Earnout Value divided by
(ii) the Earnout Price, rounded down to the nearest whole share (with any fractional share amount paid in cash by Parent); provided that the right to receive any Option Earnout Payment shall be subject to vesting over the vesting schedule as applied to the Assumed Option as of the Effective Time and the pro rata portion of the Option Earnout Payment shall not be paid prior to the applicable vesting date.

                  (v) Notwithstanding anything to the contrary in this SECTION 1.6(d), the receipt of the Earnout Consideration with respect to any Company Vested Option and the receipt of any Option Earnout Payment shall be limited by and subject to the restrictions imposed by the Employee Retention Agreements required to be executed pursuant to SECTION 5.15 of this Agreement.

                  (vi) For the purposes of this Section 1.6(d):

                        (1) "CLOSING EXCHANGE RATIO" shall mean the quotient obtained by dividing (A) the Per Share Assumed Option Closing Consideration by
(B) the Closing Price.

                        (2) "EARNOUT PRICE" shall mean the average of the reported closing price per share of Parent Common Stock for the ten (10) Business Days immediately preceding the Earnout Adjustment Date.

                        (3) "FRACTIONAL SHARE PAYMENT" shall mean a payment in cash determined by multiplying (A) the fractional share of Company Common Stock which was not required to be paid but was nevertheless forfeited as required by the rounding convention in the definition of "Net Exercise Consideration" by (B) the Per Share Participating Closing Consideration.

                        (4) "NET EXERCISE CONSIDERATION" shall mean that number of shares of Company Common Stock determined by dividing (A) the sum of the total aggregate exercise price of the Cancelled Options and the amount of the appropriate tax withholdings by (B) the Per Share Participating Closing Consideration and then rounding that quotient up to the next whole share.

                        (5) "PER SHARE ASSUMED OPTION CLOSING CONSIDERATION" shall mean the sum of (A) the Per Share Participating Stock Closing Consideration divided by the Signing Price and multiplied by the Closing Price plus (B) the Per Share Participating Cash Closing Consideration.

                        (6) "PER SHARE EARNOUT ALLOCATION" shall mean the quotient obtained by dividing (x) the Earned Earnout Amount by (y) the Total Outstanding Shares.

                        (7) "UNVESTED OPTION EARNOUT VALUE" shall mean (A) the number of shares of Company Common Stock underlying each Company Unvested Option held by a holder immediately prior to the Effective Time multiplied by (B) the Per Share Earnout Allocation.

                  (vii) If and to the extent necessary or required by the terms of the Plan or the terms of any Company Option agreement, the Company shall, prior to the Effective Time, (i) provide any notices to and obtain any consents from holders of Company Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of this SECTION 1.6(d). It is intended that the assumption of the Company Unvested Options by Parent shall comply with Section 424 of the Code and shall also be considered by Parent and the Company to be in good faith compliance with respect to Section 409A of the Code. The Company shall take no action, other than those actions contemplated by this Agreement, which will cause or result in the accelerated vesting of the Company Unvested Options. As soon as practicable after each of the Effective Time and the Earnout Payment Date, Parent shall deliver to the holder of each Company Option appropriate notices setting forth the number of shares of Parent Common Stock underlying such Assumed Option then held by each such holder and the exercise price under each such Assumed Option, each as adjusted pursuant to SECTION 5.15.

                  (viii) Parent shall take such actions as are necessary for the assumption of the Company Options pursuant to this SECTION 1.6(d), including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this SECTION 1.6(d). Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to the Company as promptly as practicable and in no event later than ten (10) Business Days after the Effective Time and use commercially reasonable efforts to maintain the effectiveness of such registration statement covering such Company Options for so long as such Company Options remain outstanding.

            (e) TREATMENT OF COMPANY WARRANTS. The Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Warrants are terminated immediately prior to the Effective Time. Parent and the Company shall take all action necessary to permit each holder of a Company Warrant to exchange such Company Warrant (in lieu of exercising it) and receive the Merger Consideration payable with respect to the shares of Company Capital Stock for which the Company Warrant was exercisable immediately prior to the Effective Time, net of the aggregate exercise price payable under such Company Warrant and any applicable withholding taxes.

            (f) WITHHOLDING TAXES. Parent, the Company, the Subs, and the Exchange Agent (as defined in SECTION 1.9) shall have the right to deduct and withhold Taxes (as defined in SECTION 2.11) from any payments to be made hereunder (including with respect to the Earned Earnout Amount, if any) if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the parties acknowledge and agree that any Earnout Consideration paid to holders of vested stock or stock for which a Section 83(b) election has been made is intended to be consideration for shares of capital stock of the Company, rather than compensation for services, and none of Parent, the Company, the Subs and the Exchange Agent (as defined in SECTION 1.9) shall withhold Taxes from any such payment of the Earnout Consideration on the basis that such payment is compensation for services unless Parent has received an opinion from nationally recognized tax counsel that as a result of a pronouncement of law published after the Closing Date in a source allowable as "substantial authority" under Treasury Regulation Section 1.6662-4(d)(iii), no "reasonable basis" within the meaning of Treasury Regulation Section 1.6662-3(b)(3) exists for treating such payment of the Earnout Consideration as consideration for shares of capital stock of the Company.

            (g) CAPITAL STOCK OF SUBS. Each share of Common Stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.

      1.7 DISSENTING SHARES.

            (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not voted for the Merger and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder's appraisal rights under Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in SECTION 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

            (b) Notwithstanding the provisions of SECTION 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in SECTION 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

            (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together "DISSENTING SHARE PAYMENTS"). Dissenting Share Payments paid or incurred prior to Closing Date are referred to herein as "PRE-CLOSING DISSENTING SHARE PAYMENTS" and shall be deducted from the Closing Consideration as provided in SECTION 1.6(a)(VI). Dissenting Share Payments paid or incurred after the Closing Date are referred to herein as "POST-CLOSING DISSENTING SHARE PAYMENTS" which Parent shall be entitled to recover under the terms of Section 7.2 hereof.

      1.8 PAYMENT SCHEDULES.

            (a) At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Parent an updated version of SECTIONS 2.2(a), 2.2(b) and 2.2(c) of the Disclosure Schedule.

            (b) At least two (2) Business Days prior to the Effective Time, and thereafter within two (2) Business Days prior to the Earnout Payment Date, the Stockholder Representative shall deliver to Parent and the Exchange Agent a schedule (each, a "PAYMENT SCHEDULE") setting forth (i) the name and address of each Stockholder/former Stockholder entitled to distribution of Merger Consideration at such time and (ii) the amount of consideration to which each such Stockholder/former Stockholder is then entitled, together with any supporting schedules and documentation (showing the number and type of shares held immediately prior to such time by each such holder). The Exchange Agent shall determine in accordance with each Stockholder's election pursuant to
SECTION 1.15 hereof, and pursuant to any adjustment required by SECTION 1.15 hereof, the form of consideration to be received by each Stockholder. Parent and the Exchange Agent may rely on the Payment Schedule for distributions and shall have no responsibility or liability with respect thereto.

      1.9 SURRENDER OF CERTIFICATES.

            (a) EXCHANGE AGENT. Parent, U.S. Bank National Association, or another institution selected by Parent prior to the Effective Time and reasonably acceptable to the Stockholder Representative, shall serve as the exchange agent (Parent in such capacity, or such institution, the "EXCHANGE AGENT") for the Merger.

            (b) PARENT TO PROVIDE CONSIDERATION. Subject to the provisions of
SECTION 7.3 relating to escrow arrangements, at the Effective Time, on the Earnout Payment Date, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I the consideration payable at each such time pursuant to SECTION 1.6; provided, however, that, at the Effective Time, Parent shall deposit into the Escrow Fund (as defined in SECTION 7.3(a) hereof) the shares of Parent Common Stock that comprise the Escrow Amount out of the aggregate number of unrestricted shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to SECTION 1.6 hereof. The Pro Rata Portion of the Parent Common Stock comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to each Stockholder.

            (c) EXCHANGE PROCEDURES. On or as promptly as practicable, and in any event within no later than three (3) Business Days after the Closing Date, Parent shall mail a letter of transmittal (in customary form and containing such provisions and instructions as Parent may reasonably specify and the Company may reasonably approve prior to the Effective Time) to each Stockholder at the address set forth opposite each such Stockholder's name on the relevant Payment Schedule. Upon surrender of a certificate or the certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "COMPANY STOCK CERTIFICATES") for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of SECTION 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, Parent Common Stock and/or cash to which such holder is entitled pursuant to SECTION 1.6 (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder), and each Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to SECTION 1.6 hereof (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto; provided, however, that holders who are deemed to receive shares of Company Capital Stock pursuant to SECTION 1.6(d) or SECTION 1.6(e) shall be deemed to have validly surrendered such shares in accordance with this SECTION 1.9(c).

            (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.

            (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to SECTION 1.6 hereof to person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (f) EXCHANGE AGENT TO RETURN PARENT COMMON STOCK. At any time following the last day of the respective six (6) month period following each of the Effective Time and the Earnout Payment Date, as applicable, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all shares of Parent Common Stock and cash that have been deposited with the Exchange Agent pursuant to SECTION 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to SECTION 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of SECTION 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock

Certificates pursuant to SECTION 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in SECTION 1.9(c) hereof.

            (g) NO LIABILITY. Notwithstanding anything to the contrary in this
SECTION 1.9, neither the Exchange Agent, the Final Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The cash amounts paid and Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

      1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to SECTION 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such reasonable and customary amount as it may reasonably direct or (ii) provide an indemnification agreement in reasonable and customary form and substance, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

      1.12 REORGANIZATION STATUS. The Integrated Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. Each of the parties hereto shall use its reasonable best efforts to cause the First Step Merger and the Second Step Merger to be treated as one integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and none of the parties hereto will take any action that would be reasonably expected to cause the First Step Merger and Second Step Merger not so to qualify.

      1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Subs, and the officers and directors of the Company and the Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

      1.14 ADJUSTMENTS. If, during the period between the date hereof and the Effective Time:

            (a) any change in the outstanding capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or stock dividend thereon with a record date prior to the Effective Time or amendment of any material term of any outstanding security issued by Parent, then in each case, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted;

            (b) except as addressed in SECTION 1.14(a), Parent declares, sets aside or pays any dividends on, or makes any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

      1.15 CASH/STOCK ELECTION.

            (a) Notwithstanding any other provisions of this Agreement, each Stockholder will be entitled to elect to receive, in lieu of the shares of Parent Common Stock and cash otherwise deliverable to such Stockholder in respect of the Closing Consideration as determined in accordance with SECTION 1.6, a number of shares of Parent Common Stock and an amount of cash determined pursuant to this SECTION 1.15. Each letter of transmittal to be executed by Stockholders in accordance with this Agreement shall contain a provision whereby each Stockholder shall indicate the percentage of the aggregate value of the Closing Consideration deliverable to such Stockholder that such Stockholder desires to receive in cash (the "DESIRED CLOSING CASH PERCENTAGE"), and the percentage of the aggregate value of the Closing Consideration deliverable to such Stockholder that such Stockholder desires to receive in Parent Common Stock (the "DESIRED CLOSING STOCK PERCENTAGE"), and in lieu of receiving the shares of Parent Common Stock and cash otherwise deliverable to such Stockholder in respect of the Closing Consideration determined in accordance with SECTION 1.6, such Stockholder shall instead be entitled to receive cash reflecting the Desired Closing Cash Percentage (the "DESIRED CLOSING CASH CONSIDERATION") and Parent Common Stock reflecting the Desired Closing Stock Percentage (the "DESIRED CLOSING STOCK CONSIDERATION") (subject to adjustment as set forth in
SECTION 1.15(b) below).

            (b) Notwithstanding paragraph (a) above, in no event shall Parent be obligated to deliver to Stockholders (or the Escrow Agent pursuant to SECTION
7.3 hereof) in respect of the Closing Consideration an aggregate number of shares of Parent Common Stock with a value (at the Signing Price) in excess of the Stock Closing Consideration or an aggregate amount of cash in excess of the Cash Closing Consideration. In the event that the implementation of the elections of Stockholders contemplated by this SECTION 1.15 would result in either shares of Parent Common Stock being issued (in the aggregate) with a value (at the Signing Price) greater than the Stock Closing Consideration or an aggregate amount of cash in excess of the Cash Closing Consideration, respectively, then the number of shares of Parent Common Stock so issuable and cash so deliverable shall be adjusted as follows:

                  (i) if the elections provided in subparagraph (a) would require shares of Parent Common Stock to be issued with an aggregate value (at the Signing Price) greater than the Stock Closing Consideration, then:

                        (1) each Stockholder's Desired Closing Stock
Consideration shall be reduced such that the number of shares of Parent Common Stock to be issued to each Stockholder shall equal (A) (x) such Stockholder's Desired Closing Stock Consideration, divided by (y) the aggregate Desired Closing Stock Consideration of all Stockholders, multiplied by (B) the Stock Closing Consideration, divided by the Signing Price, and

                        (2) each Stockholder's Desired Closing Cash
Consideration shall be increased by an amount equal to the number of shares so reduced for such Stockholder in accordance with subparagraph (1) above, multiplied by the Signing Price.

                  (ii) if the elections provided in subparagraph (a) would require more cash to be delivered (in the aggregate) than the Cash Closing Consideration, then:

                        (1) each Stockholder's Desired Closing Cash
Consideration shall be reduced such that the amount of cash to be issued to each Stockholder shall equal (A) (x) such Stockholder's Desired Closing Cash Consideration, divided by (y) Desired Closing Cash Consideration of all Stockholders, multiplied by (B) the Cash Closing Consideration, and

                        (2) each Stockholder's Desired Closing Stock
Consideration shall be increased by a number of shares Parent Common Stock equal to the amount of cash so reduced for such Stockholder in accordance with subparagraph (1) above, divided by the Signing Price.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and the Subs, except, subject to SECTION 10.10 and SECTION 5.8 hereof as disclosed in the disclosure schedule supplied by the Company to Parent (the "DISCLOSURE SCHEDULE") and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where such qualification is necessary in which it conducts business, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the "CHARTER DOCUMENTS"), to Parent. SECTION 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. SECTION 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has employees or facilities or otherwise is required to be qualified or licensed to do business.

      2.2 COMPANY CAPITAL STRUCTURE.

            (a) The authorized capital stock of the Company consists of 316,051,000 shares of Company Common Stock, of which 49,010,899 shares are issued and outstanding as of the date hereof, 198,776,426 shares of Company Preferred Stock, of which 4,385,772 shares have been designated Series A Preferred Stock, of which 2,430,060 shares are issued and outstanding as of the date hereof, 16,000,000 shares have been designated Series B Preferred Stock, of which 13,164,496 shares are issued and outstanding as of the date hereof, 25,000,000 shares have been designated Series C Preferred Stock, of which 14,335,473 shares are issued and outstanding as of the date hereof, 27,339,654 shares have been designated Series D Preferred Stock, of which 26,177,150 shares are issued and outstanding as of the date hereof and 126,051,000 shares have been designated Series E Preferred Stock, of which 105,568,127 shares are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in this SECTION 2.2(a). As of the date hereof, the Company Capital Stock is owned of record by the persons and in the numbers of shares set forth in SECTION 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock have been, and all shares that may be issued pursuant to the exercise of Company Options, or Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights under Delaware Law, the Charter Documents or any agreement to which the Company is a party, and together with all Company Options and Company Warrants have been issued in compliance in all material respects with all applicable federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. As of the date hereof, the conversion price of each series of Company Preferred Stock is as set forth in Section E.1. of Article FOURTH of the Company's certificate of incorporation, as amended to date and in full force and effect on the date hereof.

            (b) SECTION 2.2(b) of the Disclosure Schedule sets forth as of the date hereof, a list of each holder of Restricted Stock and (a) the name of the holder of such Restricted Stock, (b) the number of shares of Restricted Stock held by such holder, (c) the repurchase price of such Restricted Stock, (d) the date on which such Restricted Stock was purchased or granted and (e) the applicable vesting schedule pursuant to which the Company's right of repurchase or forfeiture lapses.

            (c) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 58,995,417 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 24,808,423 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. The Company has reserved 104,500 shares of Company Common Stock and 157,563 shares of Series E Preferred Stock for issuance upon the exercise of warrants, all of which shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised warrants. Except for (i) the Company Options and Company Warrants set forth in SECTION 2.2(c) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options and Company Warrants, the name and address of such holder, the number of shares of Company Common Stock or Company Preferred Stock issuable upon exercise of such Company Options or Company Warrants held by such holder, the vesting schedule and exercise price of such Company Options and Company Warrants, the dates on which such Company Options and Company Warrants were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code) and (ii) changes since the date hereof resulting from the exercise of Company Options or Company Warrants outstanding on such date or the issuance of Company Options or Company Warrants as permitted under this Agreement, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings to which the Company is a party with respect to the voting securities of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Company Capital Stock. To the Knowledge of the Company, as a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

      2.3 SUBSIDIARIES. The Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

      2.4 AUTHORITY. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to obtaining the Sufficient Stockholder Vote. The vote required to approve and adopt this Agreement and the Integrated Merger by the Stockholders (the "SUFFICIENT STOCKHOLDER VOTE") is set forth in SECTION 2.4 of the Disclosure Schedule. This Agreement and the Integrated Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      2.5 NO CONFLICT. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) assuming that the Sufficient Stockholder Vote is obtained, any provision of the Charter Documents, (ii) assuming compliance with the matters referred to in SECTION 2.6, any Material Contract (as defined in SECTION 2.15 hereof), or (iii) assuming compliance with the matters referred to in SECTION
2.6 and obtaining the Sufficient Stockholder Vote, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract in a manner which would, or would reasonably be likely to result in the ability of the other party to such Material Contract to terminate, modify in any material respect or require additional payment thereunder, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect and, to the Knowledge of the Company no party obligated to the Company pursuant to any such Material Contract is subject to any material default thereunder. SECTION 2.5 of the Disclosure Schedule sets forth each Contract to which the Company is a party and which is material to the Company pursuant to which any consent, waiver or approval of, or payment to, any third party is required in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Interim Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

      2.6 CONSENTS. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY"), is required by, or with respect to, the

Company in connection with the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the hearing (the "FAIRNESS HEARING") to be held pursuant to section 25142 of the California Corporate Securities Law of 1968, as amended (the "CSL") and such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the rules and regulations of the Nasdaq Stock Market ("NASDAQ"), (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware
(iii) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and under the comparable non-U.S. competition laws the parties reasonably determine apply and (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders in accordance with the certificate of incorporation and bylaws of the Company and Delaware Law.

      2.7 COMPANY FINANCIAL STATEMENTS.

            (a) SECTION 2.7 of the Disclosure Schedule sets forth the Company's
(i) audited balance sheet as of December 31, 2003 and the related audited statements of income, cash flow and stockholders' equity for the twelve (12) month period then ended, (ii) audited balance sheet as of December 31, 2004 and the related audited statements of income, cash flow and stockholders' equity for the twelve (12) month period then ended, (iii) audited balance sheet as of December 31, 2005 and the related audited statements of income, cash flow and stockholders' equity for the twelve (12) month period then ended (the financial statements referred to in clauses (i), (ii) and (iii) collectively, the "YEAR-END FINANCIALS") and (iv) unaudited balance sheet as of December 31, 2006 (the "BALANCE SHEET DATE"), and the related unaudited statement of income, cash flow and stockholders' equity for the twelve month period then ended (the "INTERIM FINANCIALS"). The Year-End Financials have been prepared in accordance with Regulation S-X promulgated under the Exchange Act ("REGULATION S-X") and meet the requirements for inclusion in a registration statement to be filed with the SEC. The Year-End Financials and the Interim Financials (collectively referred to as the "FINANCIALS") have been prepared in accordance with GAAP (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP) consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Financials fairly present in all material respects the Company's financial condition, results of operations and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the "CURRENT BALANCE SHEET."

            (b) Any financial statements provided by the Company pursuant to
SECTION 5.13 hereof, when delivered, will (i) have been derived from the books and records of the Company and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated herein in accordance with GAAP and

Regulation S-X, except as indicated in the footnotes thereto and (iii) meet the requirements for inclusion in a registration statement to be filed with the SEC.

      2.8 NO UNDISCLOSED LIABILITIES. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (in each case of a nature required by GAAP to be set forth in the Current Balance Sheet) which is material to the Company individually or in the aggregate ("LIABILITIES"), other than (i) those set forth or adequately provided for in the Current Balance Sheet or disclosed in the notes thereto or (ii) those incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

      2.9 INTERNAL CONTROLS. The Company maintains accurate books and records reflecting its assets and liabilities in all material respects and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization and
(ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company (including the Financials) in conformity with GAAP.

      2.10 NO CHANGES. Since the Balance Sheet Date and through the date hereof, there has not been, occurred or arisen any:

            (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) amendments or changes to the certificate of incorporation or bylaws of the Company;

            (c) capital expenditure or commitment by the Company, except for (i) those contemplated by the capital expenditure budget for the Company that is attached to SECTION (c) of the Disclosure Schedule (the "CAPEX BUDGET") and (ii) any unbudgeted capital expenditures not to exceed $10,000 individually or $100,000 in the aggregate;

            (d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions (x) in the ordinary course of business, consistent with past practices, or (y) of liabilities reflected or reserved against in the Current Balance Sheet;

            (e) destruction of, damage to, or other casualty loss affecting any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

            (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers' representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

            (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

            (h) adoption of or change in any material election in respect of Taxes (as defined below), adoption of or change in any accounting method in respect of Taxes, entry into any closing agreement, settlement or compromise of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

            (i) revaluation by the Company of any of its material assets (whether tangible or intangible), including without limitation, writing down the value of material inventory or writing off material notes or accounts receivable, other than writing down of physical assets not found in inventory count in the ordinary course of business consistent with past practice;

            (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), other than from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to the Company;

            (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

            (l) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including, but not limited to, any such sale of any accounts receivable of the Company, or any such creation of any security interest in such assets or properties;

            (m) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

            (n) incurrence by the Company of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

            (o) waiver or release of any material right or claim of the Company, other than in the ordinary course of business consistent with past practices;

            (p) commencement or settlement of any lawsuit by the Company;

            (q) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

            (r) agreement binding on the Company to do any of the things described in the preceding clauses (a) through (w) of this SECTION 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

      2.11 TAX MATTERS.

            (a) DEFINITION OF TAXES. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes and other similar governmental charges, assessments, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this SECTION 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Closing (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this SECTION 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) TAX RETURNS AND AUDITS.

                  (i) The Company has (a) prepared and timely filed in accordance with applicable law all required U.S. federal, state, local and non-U.S. income, franchise, and other material returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and (b) timely paid all Taxes it is required to pay.

                  (ii) The Company has paid or withheld with respect to its Employees and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.

                  (iii) The Company has not been delinquent in the payment of any material Tax, nor is there any Tax deficiency assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has, to the Knowledge of the Company, been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (v) As of the date of the Current Balance Sheet, the Company has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the date of the Current Balance Sheet, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

                  (vi) The Company has made available to Parent or its legal counsel, copies of all material Tax Returns for the Company filed for all periods since its inception.

                  (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves and Liens for Taxes not yet due and payable.

                  (viii) None of the Company's assets is treated as "TAX-EXEMPT USE PROPERTY," within the meaning of Section 168(h) of the Code.

                  (ix) The Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company),
(b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, and (c) no liability for the Taxes of any person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by contract or agreement, or otherwise.

                  (x) The Company has not been, at any time in the five-year period ending on the Closing Date, a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897(c)(2) of the Code.

                  (xi) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

                  (xii) The Company has not engaged in a reportable transaction under Treas. Reg. Section 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

                  (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) any closing agreement under Section 7121 of the Code or (c) an installment sale or open transaction disposition.

                  (xiv) The Company uses the accrual method of accounting for tax purposes.

                  (xv) The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not subject to Tax on a net income basis in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

                  (xvi) The Company is in full compliance with all material conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order ("TAX INCENTIVE") and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

            (c) 409A. Except as set forth on SECTION 2.11(c) of the Disclosure Schedule, the Company is not party to any contract, agreement or arrangement that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not "service recipient stock" (within the meaning of applicable regulations under Section
409A).

      2.12 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in SECTION
2.12 or SECTION 2.15(f) of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in SECTION 2.12 or SECTION 2.15(f) of the Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

      2.13 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT; CUSTOMER INFORMATION.

            (a) The Company does not own any real property, nor has the Company ever owned any real property. SECTION 2.13(a) of the Disclosure Schedule sets forth a list of (i) all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the "LEASED REAL PROPERTY"), and (ii) each lease, license, sublease or other occupancy right and each amendment thereto (the "LEASE AGREEMENTS") with respect to each Leased Real Property. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, rentals past due, or other event of default which would reasonably be likely to result in the ability of the other party to such Lease Agreement to terminate, modify in any material respect or require additional payment thereunder (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. To the Knowledge of the Company the Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

            (b) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company's Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

            (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes that are being contested in good faith (for which adequate accruals or reserves have been established on the Current Balance Sheet) and Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

      2.14 INTELLECTUAL PROPERTY.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "INTELLECTUAL PROPERTY" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications of any kind, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) logos, trademarks, trade names and service marks, and (v) any other rights analogous to those set forth above.

                  "TECHNOLOGY" means any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data,
(v) domain names, web addresses and sites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

                  "REGISTERED INTELLECTUAL PROPERTY" means issued or registered patents, copyrights and trademarks and pending applications therefor, worldwide.

                  "COMPANY INTELLECTUAL PROPERTY" shall mean any and all Intellectual Property that is owned by the Company.

                  "COMPANY REGISTERED INTELLECTUAL PROPERTY" shall mean any and all Registered Intellectual Property owned by, or filed in the name of, Company.

                  "COMPANY TECHNOLOGY" shall mean any and all Technology that is owned by the Company.

                  "PTO" means the United States Patent and Trademark Office.

            No representations or warranties whatsoever are made pursuant to this SECTION 2.14 regarding any Intellectual Property or Technology that was licensed by the Company from the Parent or Parent's subsidiaries or otherwise obtained by the Company from the Parent or Parent's subsidiaries.

            (b) SECTION 2.14(b) of the Disclosure Schedule lists (i) all Intellectual Property exclusively licensed to the Company, (ii) all Company Registered Intellectual Property which has not expired or been abandoned, and
(iii) any material proceedings or actions, of which the Company has received notice, before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Intellectual Property exclusively licensed to Company and the Company Intellectual Property, excluding the routine examination of pending applications by the

PTO or similar authority. The Company has not abandoned or allowed to expire any material Company Registered Intellectual Property.

            (c) To the Knowledge of the Company, each item of Company Registered Intellectual Property that is listed on SECTION 2.14(c) of the Disclosure Schedule and has been granted by the relevant governmental authority is valid and subsisting. Each application for registration within the Company Registered Intellectual Property that is listed on SECTION 2.14(c) of the Disclosure Schedule has been properly filed and is pending. All necessary registration, maintenance and renewal fees and documentation in connection with such Company Registered Intellectual Property have been paid and submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company within ninety (90) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company, and, with respect to any such Intellectual Property that is Registered Intellectual Property, in accordance with applicable laws and regulations, the Company has recorded (or will timely record) each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

            (d) All Intellectual Property exclusively licensed to Company, and all Company Intellectual Property, will be fully transferable and licensable by the Final Surviving Entity and/or Parent without restriction and without payment of any kind to any third party, except as may be required by any agreements entered into by or for the Parent or its subsidiaries (to which Company is not a party).

            (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property, is free and clear of any Liens other than those set forth on SECTION 2.14(e) of the Disclosure Schedule and other than non-exclusive license rights that are either listed in SECTION 2.14(h) of the Disclosure Schedule or described in clauses (i) - (iii) of SECTION 2.14(j) below. The Company is the sole owner of all Company Intellectual Property.

            (f) To the extent that any Technology has been developed or created for the Company independently or jointly by any third party to whom the Company has provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained sole ownership of such Technology and all Intellectual Property rights therein and thereto, except as set forth in SECTION 2.14(f) of the Disclosure Schedule.

            (g) The Company has not transferred sole ownership or joint ownership of any Intellectual Property that is or had been Company Intellectual Property. The Company has not granted any exclusive licenses or rights in any Company Intellectual Property.

            (h) The Company Intellectual Property, together with the Intellectual Property licensed to the Company pursuant to the in-licenses listed in SECTION 2.14(h) of the Disclosure Schedule, and the Shrink-Wrap Code licensed to the Company, constitutes all of the Intellectual Property used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it is: (a) currently conducted by the Company (including with respect to the Company products, Technology or services currently under active development); or (b) to the Knowledge of the Company, otherwise proposed to be conducted by the Company; including in each case without limitation, the design, development, marketing, manufacturing, use, import and sale of any product, technology or service.

            (i) The business and operations of the Company as they are currently conducted by the Company (including with respect to the Company products, Technology and services currently under active development) and, to the Knowledge of Company, as they are otherwise proposed to be conducted, has not and does not infringe or misappropriate the Intellectual Property rights of any third party under the laws of any jurisdiction. Except as set forth in SECTION 2.14(i) of the Disclosure Schedule, the Final Surviving Entity will own or possess all Technology and sufficient rights under all Intellectual Property immediately following the Closing Date that are necessary to the business and operations of the Company, without infringement or misappropriation of the Intellectual Property rights of any third party, as it is (a) currently conducted by the Company (including with respect to Company products, Technology and services currently under active development) and (b) to the Knowledge of the Company, otherwise proposed to be conducted by Company.

            (j) SECTION 2.14(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property or Technology, including without limitation any cross-licenses, but excluding (i) non-exclusive in-licenses and purchase agreements for commercial off the shelf Technology that are generally available on nondiscriminatory pricing terms, in the case of software for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) ("SHRINK-WRAP CODE"), (ii) non-exclusive end user licenses granted to the Company's customers in the normal course of business, and (iii) non-disclosure agreements and limited evaluation licenses entered into in the normal course of business.

            (k) No third party has licensed Intellectual Property or Technology to the Company on terms granting to such third party ownership rights or a license back to any Intellectual Property or Technology created or developed by the Company (including any improvements or derivative works) through the exercise of such third-party license.

            (l) SECTION 2.14(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or such other person of the Intellectual Property of any person other than the Company; provided such disclosure shall not be required with respect to indemnities (i) offered in connection with non-exclusive licenses with respect to Company Products granted to end-users in the course of business that do not materially differ in substance from the indemnities in Company's standard form(s) or (ii) that, individually or in the aggregate, could not result in liability to the Company in excess of the amounts paid by such person to the Company.

            (m) There are no contracts, licenses or agreements granting any rights between the Company and any third party with respect to any Intellectual Property or Technology concerning which there is any dispute raised or caused by Company or, to the Knowledge of the Company, raised or caused by a third party, regarding the scope or validity of such grant or performance of either party thereunder.

            (n) The Company has not received notice from any person claiming that the business and operations of the Company or any product, Technology or service (including products, Technology or services currently under active development) of the Company infringes or misappropriates any Intellectual Property of any person.

            (o) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) Parent or the Final Surviving Entity granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Parent or any of its subsidiaries, (ii) Parent or the Final Surviving Entity being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of any of its respective businesses, or (iii) Parent or the Final Surviving Entity being obligated to pay any royalties or other material amounts to any third party under any contract, license or agreement with respect to any Intellectual Property in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this SECTION 2.14(o) will not be deemed breached as a result of the operation of provisions contained in any contract, license, agreement or arrangement to which Parent is a party (but to which the Company or any of its Subsidiaries is not); and provided further that the representations made in this SECTION 2.14(o) will not be deemed breached by virtue of rights granted by, or obligations or restrictions with respect to the Final Surviving Entity, except in excess of those to which the Company would have been bound in the absence of this Agreement or the transactions contemplated hereby.

            (p) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property; provided that the foregoing representation shall apply to Company's actual knowledge and not be construed to imply a duty of investigation (even if competitors have products that Company later, through further diligence and/or investigation, determines are or have been infringing or misappropriating any Company Intellectual Property).

            (q) To the Knowledge of the Company, the Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements consistent with normal industry practice and with Company's standard forms provided to Parent during the due diligence process.

            (r) No Company Intellectual Property is subject to any outstanding decree, order, judgment or settlement agreement or stipulation ("ORDER") that restricts in any material manner the use, transfer or licensing thereof by the Company, or the validity, use or enforceability of such Company Intellectual Property; provided that the foregoing representation shall be limited to the Knowledge of Company as relates to any generally-applicable Order to which Company or its subsidiaries is not a party.

            (s) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

            (t) With the exception of software developers under contract to the Company in the ordinary course to develop code for Company and bound by confidentiality obligations, the Company has not disclosed, delivered or licensed to any escrow agent or other third party any source code the copyright for which is owned by the Company or which was developed by the Company ("COMPANY SOURCE CODE"), nor has the Company agreed to or authorized such disclosure, delivery or licensing. Subject to the same exceptions, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company to any third party of any Company Source Code.

            (u) SECTION 2.14(u) of the Disclosure Schedule lists all software or other material that is distributed as "freeware," "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into, combined with, or distributed in conjunction with any Company products ("INCORPORATED OPEN SOURCE SOFTWARE") and identifies the type of license or distribution model governing its use. The Company's use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and such use and/or distribution by the Company does not give rise under such license agreement to any obligation in favor of any third party for the Company to disclose or distribute, in source code form, any software or source code the copyright for which is owned by the Company or which was developed by the Company, to license for the purpose of making derivative works any software or source code the copyright for which is owned by the Company or which was developed by the Company, or to distribute without charge any such software or source code the copyright for which is owned by the Company or which was developed by the Company.

      2.15 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in SECTION
2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a "MATERIAL CONTRACT"):

            (a) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization providing for annual compensation or remuneration with an aggregate value in excess of $50,000;

            (b) any fidelity or surety bond or completion bond;

            (c) any lease of personal property providing for annual payments by the Company of $75,000 or more and which is not cancelable or terminable without penalty with notice of 60 or fewer days;

            (d) any agreement of indemnification or guaranty (other than product warranties issued in the ordinary course of business consistent with past practice);

            (e) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000 annually or $500,000 in the aggregate;

            (f) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) outside the ordinary course of the Company's business;

            (g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit providing for either (i) annual payments by the Company of $20,000 or more or (ii) aggregate payments by the Company of $100,000 or more;

            (h) any purchase order or contract for the purchase of materials involving either (i) annual payments by the Company of $25,000 or more or (ii) aggregate payments by the Company and the Subsidiaries of $100,000 or more;

            (i) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, "most favored nations," restriction on the operation or scope of its businesses or operations, or similar terms;

            (j) any joint venture agreement;

            (k) any dealer, distribution, marketing, development sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company providing for annual payments by the Company of $100,000 or more;

            (l) any agreement listed in SECTION 2.14(j) of the Disclosure Schedule or any agreement that is royalty bearing; or

            (m) any other agreement, contract or commitment that involves payments of $100,000 or more individually or $300,000 or more in the aggregate and is not cancelable without penalty with notice of sixty (60) days.

      2.16 INTERESTED PARTY TRANSACTIONS. No officer or director of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person's capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this SECTION 2.16. No Stockholder has any loans outstanding from the Company, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company.

      2.17 GOVERNMENTAL AUTHORIZATION. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "COMPANY AUTHORIZATIONS") has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

      2.18 LITIGATION . As of the date of this Agreement, there is no material action, suit, claim investigation, or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, each in such capacity, by or before any Governmental Entity

      2.19 MINUTE BOOKS . The minutes of the Company made available to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since September 20, 1999 until the date hereof.

      2.20 ENVIRONMENTAL MATTERS. The Company has complied in all material respects with all applicable laws, statutes, ordinances, rules, regulations, codes, orders, decrees or injunctions enacted for the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater and soils) against contamination with hazardous substances or wastes ("ENVIRONMENTAL LAWS").

      2.21 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except for the fees and expenses of Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.22 EMPLOYEE BENEFIT PLANS AND COMPENSATION.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "ERISA AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                  "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "DOL" shall mean the United States Department of Labor.

                  "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any ERISA Affiliate.

                  "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

                  "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

                  "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

                  "IRS" shall mean the United States Internal Revenue Service.

                  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) SCHEDULE. SECTION 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement as of the date hereof (other than at will offer letters that do not provide for any severance or termination benefits). The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. The Company has provided to Parent a table setting forth the position and salary of each employee of the Company as of the date hereof.

            (c) DOCUMENTS. The Company has made available to Parent (i) correct and complete copies of all documents embodying each material Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the most recent plan year, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

            (d) EMPLOYEE PLAN COMPLIANCE. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, are not in material default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (e) NO PENSION PLANS. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.

            (f) NO SELF-INSURED PLANS. Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

            (g) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE-EMPLOYER PLANS. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a "MULTIEMPLOYER PLAN," as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

            (h) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and, to the Knowledge of the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

            (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees.

            (j) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (k) SECTION 280G. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. SECTION 2.22(k) of the Disclosure Schedule lists all persons who are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

            (l) EMPLOYMENT MATTERS. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to
Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker's compensation policy. The services provided by each of the Company's and its ERISA Affiliates' Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

            (m) LABOR. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

            (n) NO INTERFERENCE OR CONFLICT. To the Knowledge of the Company, no stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.

            (o) INTERNATIONAL EMPLOYEE PLAN. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

      2.23 INSURANCE. SECTION 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending insurance claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing
Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

      2.24 COMPLIANCE WITH LAWS. The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

      2.25 CERTAIN INFORMATION PRACTICES. Without limiting SECTION 2.24, no conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising. The Company has not and does not violate the rights of any person (including any right to privacy or publicity), in any material respect, and has complied in all material respects with all applicable laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, including in connection with the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company.

      2.26 WARRANTIES; INDEMNITIES. Except for the warranties and indemnities contained in those contracts and agreements set forth in SECTIONS 2.14 and 2.15 of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company pursuant to which the Company has any existing or future obligations.

      2.27 BANK ACCOUNTS, LETTERS OF CREDIT AND POWERS OF ATTORNEY. SECTION 2.27 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company, and
(c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.27 of the Disclosure Schedule.

      2.28 INFORMATION SUPPLIED. None of the information supplied in writing by the Company for inclusion or incorporation by reference in (i) the application for a permit to issue securities (the "CSL PERMIT") to be filed with the Commissioner of Corporations of the State of California (the "COMMISSIONER") pursuant to Section 25121 of the CSL, in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby, including the disclosure documents relating thereto (the "PERMIT APPLICATION") will, at the time the Permit Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any registration statement on Form S-4 of Parent pursuant to which the shares of Parent Common Stock issuable as part of the Merger Consideration will be registered with the SEC pursuant to the 1933 Act (together with any amendments or supplements thereto, the "REGISTRATION STATEMENT") will, at the time the Registration Statement or any amendment or supplement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS

      Each of Parent and the Subs hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Sub II is now and has always been disregarded as an entity separate from Parent, within the meaning of 26 C.F.R. Section 301.7701-3. Each of Parent and the Subs has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect. Parent has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the "PARENT CHARTER DOCUMENTS") to the Company.

      3.2 AUTHORITY. Each of Parent and the Subs has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Subs. This Agreement and any Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and constitute the valid and binding obligations of Parent and the Subs, enforceable against each of Parent and the Subs in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 PARENT CAPITAL STRUCTURE.

            (a) The authorized capital stock of Parent consists of: (A) 280,000,000 shares of Parent Common Stock, par value $0.001 per share and (B) 40,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 100,000 shares have been designated as Series A Preferred Stock (the "PARENT SERIES A PREFERRED STOCK"), all of which will be reserved for issuance upon exercise of preferred stock purchase rights issuable pursuant to the Preferred Shares Rights Agreement dated as of October 23, 1996, as amended and restated as of March 15, 2004 by and between Parent and U.S. Stock Transfer Corporation, a true and complete copy of which is filed as EXHIBIT 1 to Parent's Registration Statement on Form 8 A filed with the SEC on March 19, 2004 and as amended as of May 5, 2005 by and between Parent and U.S. Stock Transfer Corporation, a true and complete copy of which is filed as EXHIBIT 4.8 to Parent's Current Report on Form 8-K filed with the SEC on May 10, 2005 and (y) 15,000,000 shares have been designated as Series B Preferred Stock (the "PARENT SERIES B PREFERRED STOCK"). At the close of business on January 31, 2007: (i) 172,555,084 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by Parent in its treasury, (ii) 3,032,662 shares of Parent Common Stock were issued and held by Parent in its treasury, (iii) not more than 20,310,336 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee and director stock options to purchase shares of Parent Common Stock and (iv) not more than 4,248,994 shares of Parent Common Stock were reserved for issuance upon vesting of outstanding employee and director restricted stock units to purchase shares of Parent Common Stock. As of the date hereof: (i) 3,562,238 shares of Parent Series B Preferred Stock were issued and outstanding and (ii) not more than 8,060,339 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants to purchase shares of Parent Common Stock. No shares of Parent Common Stock are owned or held by any subsidiary of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Parent. Since the close of business on January 31, 2007, Parent has, in the ordinary course of business pursuant to equity compensation plans of Parent, issued shares of Parent Common Stock, incentive stock options, and other securities, which issuances, individually or in the aggregate, have not had and would not reasonably be expected have a Parent Material Adverse Effect

            (b) Except (1) as set forth above and (2) for issuances of securities in the ordinary course of business pursuant to equity compensation plans of Parent between January 31, 2007 and the date hereof, as of the date hereof there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, there are not any outstanding contractual obligations of Parent, except through the net exercise of warrants or through retention of shares for payment of withholding taxes upon vesting of restricted stock awards, or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries.

            (c) The authorized capital stock of Sub I consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Sub I and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Parent is the sole member of Sub II. Sub I and Sub II were formed by counsel to Parent at the direction of Parent, solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, the Subs do not hold, nor have they held, any material assets or incurred any material liabilities nor have the Subs carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

      3.4 NO CONFLICT. The execution and delivery by Parent and the Subs of this Agreement and any Related Agreement to which Parent or the Subs is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation and bylaws of Parent or any Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in SECTION 3.5, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties (whether tangible or intangible) or assets.

      3.5 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the requirements of the Fairness Hearing and such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws,
(ii) compliance with the pre-merger notification requirements of the HSR Act and under the comparable non-U.S. competition laws the parties reasonably determine apply, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iv) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

      3.6 BROKER'S AND FINDERS' FEES. Except as set forth on SCHEDULE 3.6, neither Parent nor the Subs has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.7 SEC DOCUMENTS.

            (a) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Parent has established and maintains the disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as are described in the Parent SEC Reports.

      3.8 PARENT FINANCIAL STATEMENTS. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).

      3.9 NO UNDISCLOSED LIABILITIES. Parent has no material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet included in Parent's most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the "PARENT BALANCE SHEET"), (ii) those incurred in the ordinary course of business consistent with past practice and not required by GAAP to be set forth in the Parent Balance Sheet, (iii) those that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or (iv) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practice.

      3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports available on the SEC's EDGAR system prior to the date hereof, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of this Agreement, there has not been
(i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock (iii) any amendment of any provision of Parent Charter Documents or of any material term of any outstanding security issued by Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.

      3.11 INTERIM OPERATIONS OF SUBS. The Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.

      3.12 INFORMATION SUPPLIED. None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Permit Application will, at the time the Permit Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading, (ii) the Registration Statement will not, at the time the Registration Statement or any amendment supplement becomes effective, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading, and (iii) the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      3.13 LITIGATION. There is no material action, suit, claim, investigation or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent, its properties (tangible or intangible) or any of its officers or directors that is not disclosed in the Parent SEC Reports available on the SEC's EDGAR system prior to the date hereof.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing and subject to SECTION 4.2 below, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to SECTION 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with the conduct of its business in the ordinary course, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with the Company, all with the goal of preserving the goodwill and ongoing businesses of the Company at the Effective Time; provided, however, that this SECTION 4.1 shall not prevent the Company from (i) taking any action expressly contemplated by this Agreement, (ii) taking any action required by applicable law, (iii) taking any action to which Parent shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or (iv) taking any action as set forth in SECTION 4.1 of the Disclosure Schedule. In addition to the foregoing, but subject to the exceptions set forth in items (i)-(iv) of the preceding sentence, the Company shall not, without the prior written consent of Parent, from and after the date of this Agreement:

            (a) cause or permit any amendments to the Charter Documents;

            (b) make any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $100,000 in the aggregate, other than (i) any capital expenditure, commitment or transaction set forth in the Capex Budget attached to SECTION 2.10(c) of the Disclosure Schedule and (ii) expenditures in the ordinary course of business, consistent with past practices;

            (c) pay, discharge, waive or satisfy, any indebtedness or any third party expense in an amount in excess of $25,000 in any one case, or $100,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practices;

            (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;

            (e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any material Tax Return (including any amended Tax Return) unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;

            (f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

            (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor), other than from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to the Company;

            (h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except for payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

            (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices or pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(i) of the Disclosure Schedule;

            (j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement, other than pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(j) of the Disclosure Schedule and travel advances in the ordinary course of business consistent with past practice to employees of the Company;

            (k) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity, other than pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(k) of the Disclosure Schedule;

            (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company in excess of $5,000 in any one case;

            (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company, other than in connection with enforcing its rights under this Agreement or the Related Agreements;

            (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Common Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Warrants and the granting of Company Options to employees hired after the date hereof in accordance with the Plan in the ordinary course of business;

            (o) other than the sale or licensing of Company Intellectual Property in connection with the ordinary course sale of Company products to customers pursuant to customer contracts entered into in the ordinary course of business consistent with past practice, or pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(o) of the Disclosure Schedule, (i) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual

Property of any person or entity, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (p) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or Technology of the Company;

            (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

            (r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts, or enter into any agreement, contract or commitment that would be a Material Contract; provided, however, that this
SECTION 4.1(r) shall not prevent the Company from entering into any contract related to any line item contained in the Capex Budget so long as such contract is consistent with the Capex Budget;

            (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, other than routine purchases of office supplies and other assets used in the ordinary course of business consistent with past practice up to $5,000 individually or $20,000 in the aggregate;

            (t) except as permitted under SECTION 4.1(h), adopt or amend in any material respect any Company Employee Plan, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(t) of the Disclosure Schedule;

            (u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

            (v) hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company;

            (w) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

            (x) cancel, amend or renew any insurance policy; or

            (y) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 4.1(a) through 4.1(x) hereof.

      4.2 CERTAIN CORPORATE ACTIONS. It is currently contemplated that the Company will, prior to the Effective Time, undertake the activity described on
Schedule 2.11(c) of the Disclosure Schedules (the "OPTION ADJUSTMENT"). Parent hereby consents to the Option Adjustment, provided, however, that all costs, fees, expenses or similar payments, whether paid prior to Closing or to be paid following the Closing (collectively, "ADJUSTMENT COSTS") associated with or arising from the Option Adjustment that are in excess of the lesser of (i) one-half of all Adjustment Costs and (ii) five-hundred thousand ($500,000) dollars (the "EXCESS OPTION ADJUSTMENT COSTS") shall be added to the Closing Consideration Third Party Expense Adjustment Amount. Any Excess Option Adjustment Costs that are not included in the Closing Consideration Third Party Expense Adjustment Amount shall be treated as Excess Third Party Expenses.

      4.3 NO SOLICITATION . Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of SECTION
9.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, agents or representatives (collectively, the "REPRESENTATIVES")), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit or knowingly encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or Technologies of the Company, whether by merger, purchase of Company Capital Stock, purchase of Company Capital Stock, tender offer, or purchase of assets or license outside of the ordinary course of business, consistent with past practice, or effect any such transaction, or (b) disclose any information not customarily disclosed to any person concerning the business, Technologies or properties of the Company, or afford to any person or entity access to its properties, Technologies, books or records, not customarily afforded such access. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a) or (b) above. In the event that the Company or any of the Company's Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with
SECTION 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and as promptly as practicable notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the material terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this

SECTION 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this SECTION 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

      4.4 PROCEDURES FOR REQUESTING PARENT CONSENT . If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:

            (a)   Richard Palmer, Senior Vice President Corporate Development
                  Telephone: (781) 565-5041
                  Facsimile: (781) 565-5001
                  E-mail address: richard.palmer@nuance.com

            (b)   Garrison R. Smith, Director, Corporate Legal Services
                  Telephone: (781) 565-5277
                  Facsimile: (781) 565-5562
                  E-mail address: garrison.smith@nuance.com

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 PERMIT APPLICATION, HEARING REQUEST, INFORMATION STATEMENT; STOCKHOLDER APPROVAL.

            (a)   As soon as practicable after the date hereof:

                  (i) Parent shall prepare, with the reasonable cooperation of the Company, and file with the Commissioner (as defined in SECTION 2.28 hereof) the documents required by the CSL including, but not limited to, any required Permit Application (as defined in SECTION 2.28 hereof), request for hearing ("HEARING REQUEST") or notice of hearing ("HEARING NOTICE") pursuant to Sections 25121 and 24142 of the CSL (collectively, the "NOTICE MATERIALS"), in connection with the Merger and the issuance of Parent Common Stock as part of the Closing Consideration in order to perfect the exemption from registration provided by
Section 3(a)(10) of the Securities Act in respect of such issuances. Each of Parent and the Company shall use commercially reasonable efforts to have the Permit Application, Hearing Request, and Hearing Notice declared effective under the CSL as promptly as practicable after such filing. Each of Parent and the Company will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Each of Parent and the Company shall be solely responsible for any statement, information, or omission, in the Notice Materials relating to its affiliates based upon the written information furnished by it or its representatives.

                  (ii) The Company shall use commercially reasonable efforts to obtain the Sufficient Stockholder Vote (as defined below), either at a meeting of the Company's Stockholders or pursuant to a written stockholder consent, all in accordance with Delaware Law and the Charter Documents. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Notice Materials and the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Common Stock to this Agreement and the transactions contemplated hereby, including the Merger the Sufficient Stockholder Vote, (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of Mikael Berner as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include all of the information required by applicable securities laws and Delaware Law (with any information regarding Parent or the Subs being provided by Parent), and (v) include a statement that appraisal rights are available for the Company Capital Stock pursuant to Section 262 of Delaware Law and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the "SOLICITING MATERIALS") shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby, and the determination of the Company's Board of Directors that that the terms and conditions of the Merger are fair to, and in the best interests of, the Stockholders. Parent will promptly provide all information relating to its business and operations necessary for inclusion in the Soliciting Materials to satisfy all requirements of applicable state and federal securities laws. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Soliciting Materials and amendment or supplement thereto prior submission of such materials to the Stockholders.

            (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the "COMPANY STOCKHOLDERS' MEETING") and shall not postpone or adjourn (other than for absence of a quorum or to the extent necessary to ensure that any necessary supplement or amendment to the Soliciting Materials is provided to its Stockholders in advance of the Company Stockholders' Meeting) the Company Stockholders' Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company's Stockholders, pursuant to the applicable provisions of Delaware Law (the "STOCKHOLDER NOTICE"), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Common Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.

            (c) In the event that the Commissioner denies the CSL Permit or Parent does not receive the CSL Permit within ninety (90) days following the execution of this Agreement, Parent shall promptly, but in no event more than thirty (30) days following such denial of the CSL Permit or expiration of the ninety (90)-day period, file with the SEC the Registration Statement, in which case:

                  (i) the Registration Statement will be in such form and will include all of the information required to satisfy all requirements of applicable securities laws;

                  (ii) Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby;

                  (iii) Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement to the Registration Statement prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC; and

                  (iv) Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Soliciting Materials.

      5.2 ACCESS TO INFORMATION.

            (a) Upon reasonable notice, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) and copies of internal financial statements (including Tax Returns and supporting documentation) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent; provided that nothing herein shall require the Company or any of its Representatives to disclose any information that would cause a loss of attorney-client, work product or any other legal privilege, or would constitute a violation of any Applicable Law, fiduciary duty or any binding agreement entered into prior to the date hereof. Any investigation pursuant to this SECTION 5.2 shall be conducted at Parent's expense, during normal business hours, under supervision of the Company's personnel and in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this SECTION 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

            (b) In order to facilitate the resolution of any claims made against or incurred by the Stockholders (as they relate to the Company), including any such claim under SECTION 7.2 or SECTION 8.3 hereof, after the Escrow Period, for a period of three (3) years after the Closing or, if shorter, the applicable period specified in the document retention policy of the Company or the Final Surviving Entity, as the case may be, the Final Surviving Entity shall, and Parent shall cause the Final Surviving Entity to, (i) retain the books and records relating to the Company relating to periods prior to the Closing and
(ii) afford the Stockholder Representative reasonable access (including the right to make, at the expense of each applicable Stockholder, photocopies), during normal business hours, to such books and records; provided, however, that the Final Surviving Entity shall notify the Stockholder Representative in writing at least ten (10) Business Days in advance of destroying any such books and records prior to the third (3rd) anniversary of the Closing Date in order to provide the Stockholders the opportunity to copy such books and records in accordance with this SECTION 5.2(B).

      5.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to SECTION 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Mutual Nondisclosure Agreement by and between Parent and the Company, dated as of March 20, 2006 (the "CONFIDENTIAL DISCLOSURE AGREEMENT"), between the Company and Parent. In this regard, the Company acknowledges that Parent's common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading laws.

      5.4 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting (excluding the fees and expenses of the Company's auditors relating to compliance with SECTION 5.13), financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with SECTION
5.6 hereof and any) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("THIRD PARTY EXPENSES"), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred, or to be incurred by the Company at least ten (10) Business Days prior to the Closing Date with a level of detail reasonably satisfactory to Parent. Two (2) Business Days prior to the Closing Date, the Company will deliver an updated statement of Third Party Expenses incurred, or to be incurred by the Company (the "CLOSING DATE THIRD PARTY EXPENSE STATEMENT"). The Closing Date Third Party Expense Statement shall have a level of detail reasonably satisfactory to Parent and shall be accompanied by invoices from the Company's legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors' final billable Third

Party Expenses as set forth on the Closing Date Third Party Expense Statement. At Closing, Parent shall pay (by wire transfer of immediately available funds) all Third Party Expenses set forth on the Closing Date Third Party Expenses Statement, other than any amount of such Third Party Expenses set forth as payable upon the occurrence of the Earnout Payment Date (the "EARNOUT CONTINGENT EXPENSES"), which amounts Parent shall pay on the Earnout Payment Date. The amount of any Third Party Expenses (other than the Earnout Contingent Expenses) reflected on the Closing Date Third Party Expense Statement in excess of $2,500,000 is referred to herein as the "CLOSING CONSIDERATION THIRD PARTY EXPENSE ADJUSTMENT AMOUNT". The "EARNOUT CONTINGENT EXPENSE ADJUSTMENT AMOUNT" shall equal the amount, if a positive number, by which the final amount of Earnout Contingent Expenses that becomes payable on the Earnout Payment Date exceeds $2,500,000 minus the amount of Third Party Expenses (other than Earnout Contingent Expenses) reflected on the Closing Date Third Party Expense Statement. The amount of any Third Party Expenses of the Company (other than the Earnout Contingent Expenses) in excess of $2,500,000 that are paid by the Company or Parent and are not reflected on the Closing Date Third Party Expense Statement ("EXCESS THIRD PARTY EXPENSES"), shall be subject to the indemnification provision of SECTION 7.2 and shall not be limited by or count towards the Basket (as defined in SECTION 7.2 hereof).

      5.5 PUBLIC DISCLOSURE. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent's obligation to comply with applicable securities laws and the rules of Nasdaq or any other securities exchange on which shares of Parent Common Stock may be listed.

      5.6 CONSENTS. The Company and Parent shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract (including with respect to the Lease Agreements) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed in SECTION 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a "recapture" or other termination right) upon the payment of a consent fee, "profit sharing" payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under SECTION 5.4 hereof.

      5.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a "FIRPTA COMPLIANCE CERTIFICATE") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

      5.8 NOTIFICATION OF CERTAIN MATTERS. Parent and the Company shall give prompt notice to the other party of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause the conditions set forth in Section 6.2(a) or Section 6.3(a) not to be satisfied, and (ii) any failure of the Company or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
SECTION 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this
SECTION 5.8 shall be deemed to amend or supplement the Disclosure Schedule, or prevent or cure any misrepresentations, breach of warranty or breach of covenant; provided, however, that at least two (2) Business Days prior to the Effective Time, the Company shall deliver to Parent an updated version of the Disclosure Schedule with any changes thereto made solely for the purposes (x) of updating lists of contracts, agreements or licenses entered into after the date hereof and in accordance with Section 4.1 hereof and (y) to comply with the updating requirements of Section 1.8.

      5.9 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. At and after the Effective Time, each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

      5.10 NEW EMPLOYMENT ARRANGEMENTS. Parent or the Final Surviving Entity will offer all or substantially all Employees "at will" employment by Parent and/or the Final Surviving Entity, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (each, an "OFFER LETTER"). Such "at will" employment will: (i) be subject to and in compliance with Parent's applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement, governing employment conduct and performance and (ii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company's management. Each employee of the Company who remains an employee of Parent or the Final Surviving Entity after the Closing Date shall be referred to hereafter as a "CONTINUING EMPLOYEE." Continuing Employees shall be eligible to receive benefits consistent with Parent's applicable human resources policies and shall receive compensation and benefits substantially comparable to those of similarly situated employees of Parent. Each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under Parent's employee benefit plans (other than any Parent equity-based awards) for years of service with the Company (or any of its Subsidiaries) prior to the Effective Time. Subject to any third party insurer's consent, including no loss and no gain policies, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such Continuing Employee and their eligible dependents will participate to be waived, unless such conditions would not have been waived under the comparable plans of the Company in which such Continuing Employee participated immediately prior to Closing Date and will, upon receipt of proof from the employee, provide credit for any coinsurance and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time.

      5.11 TERMINATION OF 401(k) PLAN. Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a "401(k) PLAN") (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

      5.12 SECTION 280G. The Company shall use commercially reasonable efforts to promptly submit to the stockholders of the Company for approval (in a manner reasonably satisfactory to Parent), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute "parachute payments" pursuant to Section 280G of the Code ("SECTION 280G PAYMENTS") (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the stockholders of the Company was solicited in conformance with
Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the "280G STOCKHOLDER APPROVAL"), or
(B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.

      5.13 FINANCIALS. The Company shall use commercially reasonable efforts to prepare, and to cause its auditors to take such actions as are necessary for the preparation of, the Company's audited balance sheet as of December 31, 2006, and the related consolidated statements of income, cash flow and stockholders' equity for the twelve (12) month period then ended (the "2006 AUDITED FINANCIALS"), and the Company shall use commercially reasonable efforts to cause its auditors to deliver any opinions or consents necessary for Parent to file the 2006 Audited Financials with the SEC.

      5.14 REASONABLE EFFORTS; REGULATORY FILINGS.

            (a) Subject to the terms and conditions provided in this Agreement, the Company and Parent shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

            (c) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate such filings; provided, however, that neither Parent nor the Company shall be required to agree to any divestiture by itself or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.15 EMPLOYEE RETENTION AGREEMENTS. The Company shall use commercially reasonable efforts to cause any holders of Company Capital Stock, Company Vested Options or Company Warrants that are outstanding immediately prior to the Effective Time who are employees of the Company as of the date of this Agreement and are offered employment by Parent or the Final Surviving Entity pursuant to
SECTION 5.10 ("EMPLOYEE SECURITYHOLDERS") to enter into Employee Retention Agreements in substantially the form attached hereto as EXHIBIT D (the "EMPLOYEE RETENTION AGREEMENTS"), pursuant to which, among other matters addressed, each such holder agrees to forfeit permanently to Parent two-thirds (2/3) of the Earnout Consideration such holder would otherwise be entitled to receive pursuant to SECTION 1.6(b) in the event the employment of such holder is terminated by such holder (other than for good reason) or by Parent for cause prior to the Earnout Payment Date. With respect to any Employee Securityholder holding Company Unvested Options immediately prior to the Effective Time, the Employee Retention Agreements shall specify that such Employee Securityholder agrees to forfeit permanently two-thirds (2/3) of the value of the cash or shares of Parent Common Stock to which such holder is entitled to receive pursuant to SECTION 1.6(D)(III) or 1.6(D)(IV) in the event the employment of such holder is terminated by such holder (other than for good reason) or by Parent for cause prior to the Earnout Payment Date.

      5.16 PARENT STOCK SALE AGREEMENT. The Company will use commercially reasonable efforts to cause each of the Stockholders identified on SCHEDULE 5.16 to enter into a letter agreement (the "PARENT STOCK SALE AGREEMENT") pursuant to which such Stockholder will agree that, for a period of 90 days beginning on the first day after the Closing Date, it will not sell (or in the case of any such Stockholder that is not a natural person, distribute to the general or limited partners, stockholders or members of such Stockholder) more than one-third of the shares of Parent Common Stock distributed to such Stockholder as Closing Consideration, in any 30-day period. The foregoing agreement shall not apply to the sale or distribution of any Parent Common Stock commencing on the 91st day after the Closing Date.

      5.17 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Parent shall, and shall cause the Final Surviving Entity, as the case may be, and Parent, and the Final Surviving Entity agree to, do the following:

            (a) For six years after the Effective Time, Parent shall, and shall cause the Final Surviving Entity or the Surviving Entity, as the case may be, to indemnify and hold harmless the present and former officers and directors of the Company (each a "COVERED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

            (b) Parent shall purchase a directors' and officers' insurance "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time,
(ii) covers the Covered Persons, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those currently applicable to the Covered Persons, (iv) has a total cost of $25,700 and (v) has a coverage effective date not later than the Closing Date.

            (c) If Parent, the Final Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Entity , as the case may be, shall assume the obligations set forth in this Section 5.17.

            (d) The rights of each Covered Person under this SECTION 5.17 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company. These rights shall survive consummation of the First Step Merger and the Second Step Merger and are intended to benefit, and shall be enforceable by, each Covered Person.

      5.18 NASDAQ LISTING. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

      5.19 SECTION 16 MATTERS. Prior to the Effective Time, Parent shall take all required actions to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.20 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration, value added, real property transfer and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement ("TRANSFER TAXES") shall be paid, when due, as follows: 50% by Parent and 50% by the Stockholders. The obligation of the Stockholders to pay 50% of the Transfer Taxes shall be satisfied out of the Escrow Fund in accordance with each Stockholder's Pro Rata Portion and without regard to the Basket (as defined in SECTION 7.2(C) hereof).

                                   ARTICLE VI

                       CONDITIONS TO THE FIRST STEP MERGER

      6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE FIRST STEP MERGER. The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Step Merger illegal or otherwise prohibiting consummation of the First Step Merger.

            (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the First Step Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

            (c) STOCKHOLDER APPROVAL. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.

            (d) PERMIT TO ISSUE SECURITIES. (i) The Commissioner shall have issued the CSL Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order or (ii) if SECTION 5.1(c) applies, the Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

            (e) NASDAQ LISTING. The shares of Parent Common Stock to be issued as part of the Merger Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

            (f) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB I. The obligations of Parent and Sub I to effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub I:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in SECTION 2.14(o), Company Material Adverse Effect shall be deemed to mean a Material Adverse Effect on Parent), and
(ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

            (b) GOVERNMENTAL APPROVAL. Any approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) necessary to permit the consummation of the Merger listed on SCHEDULE 6.2(b) shall have been timely obtained.

            (c) THIRD PARTY CONSENTS. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Specified Contract as are required thereunder in connection with the Merger, or for any such contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

            (d) RELEASE OF LIENS. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in
SCHEDULE 6.2(d) to this Agreement, including without limitation evidence that the Loan and Security Agreement between the Company and Silicon Valley Bank dated as of March 29, 2004 (as amended) has been terminated and all obligations thereunder have been satisfied in full.

            (e) NO MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing as of the Effective Time.

            (f) RESIGNATION OF OFFICERS AND DIRECTORS. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.

            (g) APPRAISAL RIGHTS. The holders of no greater than ten percent (10%) of the Total Outstanding Shares shall have exercised, and not failed to have perfected, withdrawn or otherwise lost appraisal, dissenters' or similar rights under applicable law with respect to such equity securities of the Company by virtue of the Merger.

            (h) CERTIFICATE OF THE COMPANY. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company's behalf, to the effect that the conditions to the obligations of Parent and Sub I set forth in SECTION 6.2(a) and SECTION 6.2(e) hereof have been satisfied.

            (i) CERTIFICATE OF SECRETARY OF COMPANY. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.

            (j) CERTIFICATES OF GOOD STANDING. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which is to be dated within a reasonable period prior to Closing with respect to the Company.

            (k) FIRPTA CERTIFICATE. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

            (l) TERMINATION OF 401(k) PLANS. Unless Parent has explicitly instructed otherwise pursuant to SECTION 5.13 hereof, Parent shall have received from the Company a certified copy of a resolution of the Board of Directors of the Company (the form and substance of which shall have been subject to review and comment by Parent), providing that all 401(k) Plans shall be terminated effective as of no later than the day immediately preceding the Closing Date.

            (m) SECTION 280G PAYMENTS. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

            (n) LITIGATION. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, by any Governmental Entity, against Parent or the Company, their respective properties or any of their respective officers or directors challenging or seeking to make illegal, the Merger or the other transactions contemplated by the terms of this Agreement.

            (o) EMPLOYEE RETENTION AGREEMENTS. No fewer than twenty-three of the Employee Securityholders listed on EXHIBIT E shall have executed and delivered Employee Retention Agreements which agreements shall be in full force and effect.

            (p) SPECIFIED EMPLOYEES. Each of the Specified Employees shall be employed with the Company and the offer letters, Employee Retention Agreements and Proprietary Information, Inventions and Non-Competition Agreements with the Company to which they are parties shall be in full force and effect.

            (q) 2006 AUDIT. The Company shall have delivered to Parent the 2006 Audited Financials and the Company's auditors shall have confirmed to Parent that they know of no reason they would be unwilling, upon request, to provide such consent as may be required in order to include the 2006 Audited Financials in Parent's report on Form 8-K and/or Parent's Registration Statement on Form S-4 to be filed with the SEC in connection with the transactions contemplated hereby.

            (r) COMPANY WARRANTS. The Company shall have taken all such appropriate action to ensure that (i) each outstanding Company Warrant will be terminated and of no further force and effect immediately after the Effective Time and (ii) proper notice of the Merger shall have been provided to the holders of outstanding Company Warrants.

            (s) EQUITY ISSUANCE OBLIGATIONS. All of the agreements or instruments set forth in SCHEDULE 6.2(s) to this Agreement shall have been amended or terminated such that neither Parent nor the Final Surviving Entity shall have any obligation following the Closing to issue shares of Company Capital Stock, Company Options, Company Warrants, Parent Common Stock or any other security pursuant to such agreements or instruments.

            (t) TERMINATION OF AGREEMENTS. The agreements set forth on SCHEDULE 6.2(t) to this Agreement shall have been terminated and shall be of no further force or effect.

      6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Parent and the Subs in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) each of Parent and the Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

            (b) PARENT MATERIAL ADVERSE EFFECT. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

            (c) CERTIFICATE OF PARENT. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the condition set forth in SECTIONS 6.3(a) and 6.3(b) hereof have been satisfied.

                                   ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of fifteen (15) months following the Closing Date (the expiration of such fifteen (15) month period, the "SURVIVAL DATE"), provided, however, that if, at any time prior to the close of business on the Survival Date, an Officer's Certificate (as defined in SECTION 7.4) is delivered alleging Losses and a claim for recovery under SECTION 7.4, then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. The representations and warranties of Parent and the Subs contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

      7.2 INDEMNIFICATION.

            (a) The Stockholders agree severally, but not jointly, in accordance with each Stockholder's Pro Rata Portion to indemnify and hold Parent and its officers, directors, and affiliates, including the Final Surviving Entity (the "INDEMNIFIED PARTIES"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred or sustained by the Indemnified Parties, or any of them (including the Final Surviving Entity), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the amount of any Excess Third Party Expenses, (iv) the amount of any Post-Closing Dissenting Share Payments or (v) the portion of the Transfer Taxes to be paid by the Stockholders pursuant to SECTION 5.20. The Stockholders shall not have any right of contribution from the Final Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party.

            (b) For all purposes of this SECTION 7.2, any Loss of any Indemnified Party shall be net of any insurance or other recoveries actually received by the Indemnified Party or its affiliates in connection with the facts giving rise to the right of indemnification; provided that nothing in this Agreement shall require any Indemnified Party to make, seek or otherwise pursue a claim for any available insurance benefits. If any Indemnified Party receives any insurance or other recoveries, subsequent to any indemnification under this
SECTION 7.2, then such Indemnified Party shall promptly reimburse the Stockholders for any payment made or expense incurred by or on behalf of the Stockholders in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by that Indemnified Party in collecting that amount; provided, however, that no Indemnified Party shall be under any obligation whatsoever under any circumstances to seek or accept any insurance or other recoveries for any Losses or to make any claim therefor.

            (c) No Stockholder shall be liable under this SECTION 7.2 for (i) any Loss hereunder until the aggregate amount of all Losses under all claims of all Indemnified Parties shall exceed an amount equal to two million dollars ($2,000,000) (the "BASKET"), at which time all Losses incurred (including the amount of the Basket) shall be subject to indemnification hereunder, (ii) any punitive, special or indirect damages, including business interruption, loss of future revenue or profits, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, (iii) any Loss to the extent a specific accrual or reserve for the amount of such Loss was reflected on the Company's financial statements, or (iv) in excess of fifty percent (50%) of the amount of any Loss indemnified hereunder and arising in connection with any treatment of any Employees in the manner specifically required by this Agreement, including in connection with the negotiation, execution, or consummation of the Employee Proprietary Information, Inventions and Non-Competition Agreements or the Employee Retention Agreements. Notwithstanding the foregoing, the Basket shall not apply as a threshold to, any and all claims or payments made with respect to (A) Losses resulting from Excess Third Party Expenses, (B) Losses resulting from any breach of representation or warranty contained in SECTION 2.2 (Company Capital Structure) or in SECTION 2.11 (Tax Matters) hereof and (C) Losses resulting from the obligation of the Stockholders to pay its portion of the Transfer Taxes specified in SECTION 5.20 hereof.

      7.3 ESCROW ARRANGEMENTS.

            (a) ESCROW FUND. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent a number of shares of Parent Common Stock represented by a single stock certificate registered in the name of Var & Co., as nominee of the Escrow Agent, which together equal the Escrow Amount out of the number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to SECTION 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Escrow Amount (plus any New Shares (as defined in SECTION 7.3(c)(IV) hereof) shall constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. Such shares of Parent Common stock shall be deposited by Parent as, for this purpose, agent of the Stockholders, who shall thereupon, without any act by them, be treated as having received from Parent under SECTION 1.6 such Parent Common Stock in accordance with their respective Pro Rata Portions and then as having deposited such shares of Parent Common Stock into the Escrow Fund. The Escrow Fund shall be security for the indemnity obligations provided for in SECTION 7.2 hereof. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.

            (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., New York City time, on the Survival Date (the "ESCROW PERIOD"); provided, however, that the Escrow Period shall be extended to the extent that any shares of Parent Common Stock shall remain in the Escrow Fund after such time. Promptly on the next Business Day after the Survival Date, a number of shares of Parent Common Stock equal to (x) the Escrow Fund less (y) the aggregate number of shares of Parent Common Stock with a value (based on the Signing Price) equal to the aggregate amount of all claims specified in any Officer's Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Survival Date, shall be released by the Escrow Agent to the Exchange Agent for distribution to the Stockholders in accordance with the terms of this Agreement. Thereafter, as soon as any each such claim referred to in clause (y) above shall have been resolved, the aggregate amount of shares of Parent Common Stock with a value (based on the Signing Price) equal to the amount claimed less any amount distributed to Parent in accordance with SECTION 7.4, shall promptly be released by the Escrow Agent to the Exchange Agent for distribution to the Stockholders in accordance with the terms of this Agreement. In accordance with SECTION 7.4, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy any remaining unresolved claims to the Stockholders. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this SECTION 7.3(B) shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the number of shares delivered to each Stockholder rounded down to the nearest whole number of shares of Parent Common Stock. Any distribution of all or a portion of the Parent Common Stock to the Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Parent Common Stock to the Parent, endorsed for transfer, with instruction to the Parent to transfer and issue, or cause its transfer agent to transfer and issue, the aggregate number of shares of Parent Common Stock being distributed, allocated among the Stockholders based upon their respective Pro Rata Portion, in each case by issuing to each such Stockholder a stock certificate representing such allocated shares, registered in their respective names set forth on the schedule delivered to the Escrow Agent at Closing and mailed by first class mail to such Stockholders' address set forth on such schedule (or to such other address as such Stockholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining shares of Parent Common Stock are to be so distributed and transferred, the Escrow Agent shall instruct the Parent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining shares of Parent Common Stock. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.

            (c) PROTECTION OF ESCROW FUND.

                  (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this SECTION 7.3(c).

                  (ii) Each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents as may be necessary to enable the Stockholders to exercise such voting rights, and shall instruct the Stockholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder. In the absence of instructions by any such Stockholder, the Escrow Agent shall not vote any of the shares held on behalf of such Stockholder.

                  (iii) The Stockholder Representative and the Stockholders agree that the Stockholders shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Parent Common Stock is subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Parent Common Stock in connection with any distribution of Parent Common Stock to be made by the Escrow Agent under or pursuant to this Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent's reliance thereon.

                  (iv) Cash dividends, and any non-cash taxable dividends or distributions (other than New Shares as defined below), on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time (including shares issued upon a nontaxable stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

      7.4 INDEMNIFICATION CLAIMS.

            (a) CLAIMS FOR INDEMNIFICATION. In order to seek indemnification under SECTION 7.2, Parent shall deliver an Officer's Certificate to the Stockholder Representative and the Escrow Agent at any time on or before the Survival Date. On the thirtieth (30th) day after the Escrow Agent's and the Stockholder's receipt of the officer's Certificate, unless the Stockholder Representative shall have delivered an Objection Notice pursuant to SECTION 7.4(b) hereof, the Escrow Agent shall promptly deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer's Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in Parent Common Stock (valuing each share of Parent Common Stock equal to the Signing Price) and shall be deemed to have been made pro rata amongst the Stockholders based on the aggregate amounts deposited into the Escrow Fund on each such Stockholder's behalf. For the purposes hereof, "OFFICER'S CERTIFICATE" shall mean a certificate signed by any Vice President or above of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the basis and factual background to such indemnification claim, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant contained herein to which such item is related.

            (b) OBJECTIONS TO CLAIMS FOR INDEMNIFICATION. No such payment shall be made under SECTION 7.4(a) if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate (an "OBJECTION NOTICE"), and such Objection Notice shall have been delivered to Parent and the Escrow Agent prior to the expiration of the thirtieth (30th) day after the Stockholder Representative's and the Escrow Agent's receipt of the Officer's Certificate. If the Stockholder Representative does not to object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer's Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this Section 7.4.

            (c) RESOLUTION OF CONFLICTS; ARBITRATION.

                  (i) In case the Stockholder Representative delivers an Objection Notice in accordance with SECTION 7.4(b), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

                  (ii) If, after thirty (30) days after delivery of an Objection Notice, no such agreement can be reached after good faith negotiation, either Parent, on the one hand, or the Stockholder Representative on the other hand, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

                  (iii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. All expenses relating to the arbitration, including without limitation, the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated between Parent and the Stockholders (on the basis of their respective Pro Rata Portions) such that the amount paid by the Stockholders bears the same proportion that the aggregate dollar amount unsuccessfully disputed by the Stockholder Representative in the arbitration bears to the total dollar amount of the disputed items that were submitted for arbitration pursuant to this SECTION 7.4(c), and Parent shall pay the balance; provided, however, that each party shall bear its own respective expenses relating to the arbitration, including without limitation, legal and expert witness fees and investigatory expenses. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

                  (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute under this ARTICLE VII.

            (d) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third party claim (a "THIRD PARTY CLAIM") which Parent reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VII, Parent shall promptly notify the Escrow Agent and the Stockholder Representative of such claim. The Stockholder Representative on behalf of the Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that in the event Parent does not notify the Stockholder Representative that it is assuming the defense of such claim within thirty (30) days after receipt of notice of the claim from the Indemnified Party, the Stockholder Representative shall have the right to determine or conduct, the defense of such Third Party Claim with counsel reasonably acceptable to the Parent; provided, further that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of any right to indemnification under SECTION 7.2 or the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount agreed by the Stockholder Representative to be payable pursuant to SECTION 7.2 in respect of such Third Party Claim. The party controlling the defense of any Third Party Claim shall keep the other relevant party hereto (the "NON-CONTROLLING PARTY") advised of the status of such Third Party Claim and shall consider in good faith all recommendations made by the Non-controlling Party with respect thereto.

            (e) ESCROW AGENT'S DUTIES.

                  (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent's duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

                  (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only notices delivered pursuant to this Agreement or orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                  (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                  (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                  (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the "AGENT INTERPLEADER EXPENSES") and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders' respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder's Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Stockholder's Pro Rata Portion of the Escrow

Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                  (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the "AGENT INDEMNIFICATION EXPENSES") as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders' Pro Rata Portions directly from the Escrow Fund; provided, however, that in the event the Stockholders' portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Stockholders' portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Stockholder equal to such Stockholder's Pro Rata Portion of such amount without regard to any caps or other limits herein. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

                  (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                  (ix) The Escrow Agent is hereby authorized in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

                  (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.

                  (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund

(or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

            (f) FEES. All fees (including attorney's fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

            (g) SUCCESSOR ESCROW AGENTS. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

      7.5 STOCKHOLDER REPRESENTATIVE.

            (a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Mikael Berner as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) contemplated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled, or a substitution of a new Stockholder Representative may be effected, by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

            (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith without gross negligence. The Stockholders shall severally (each based on its Pro Rata Portion) but not jointly indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative ("STOCKHOLDER REPRESENTATIVE EXPENSES"). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.

      7.6 MAXIMUM PAYMENTS; REMEDY.

            (a) Parent hereby agrees that (i) all indemnification claims pursuant to SECTION 7.2 may only be made by resort to the Escrow Fund in accordance with the provisions of this Agreement, it being understood and agreed that the Escrow Fund shall be the sole and exclusive source of recovery and remedy of Parent with respect to any such claim, and (ii) the maximum amount an Indemnified Party may recover from each Stockholder individually pursuant to the indemnity set forth in SECTION 7.2 hereof for Losses shall be limited to such Stockholder's Pro Rata Portion of the Escrow Fund.

            (b) Except as set forth in SECTION 7.6(c) and SECTION 7.6(d), effective as of the Effective Time, Parent and each of the Subs waive any rights and claims it may have against the Stockholder Representative, the Stockholders or any of their respective affiliates, whether in law, in equity or otherwise, relating to the Company and all of the transactions contemplated by this Agreement; provided that after the Effective Time, SECTION 7.2 will provide the exclusive remedy for any of the items listed in clauses (i)-(iv) of SECTION 7.2(a) and for any and all other claims arising out of this Agreement or nay of the transactions contemplated by this Agreement.

            (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud or any willful breaches of representations and warranties or covenants on the part of such party.

            (d) Notwithstanding anything to the contrary set forth in this Agreement, in the event the Merger does not close, the Company's liability for any breach or inaccuracy of any representation, warranty or covenant shall be limited to such breaches or inaccuracies resulting from the Company's fraud, willful breach or gross negligence.

            (e) Notwithstanding anything to the contrary set forth in this Agreement, any release of shares from the Escrow Fund shall be limited to that number of shares then available in the Escrow Fund.

                                  ARTICLE VIII

                                     EARNOUT

      8.1 EARNOUT ARRANGEMENTS.

            (a) Earnout Generally. The parties acknowledge and agree that the Company's projected revenue targets (as described below) are material factors in determining the valuation of the Company by Parent.

            (b) Distribution of Earnout.

                  (i) In the event Parent delivers an Earnout Notice (as defined in Section 8.3 hereof) stating that a portion of the Earnout Consideration has been earned pursuant to this ARTICLE VIII, subject to SECTION 8.1(b)(ii) hereof Parent shall distribute the portion of the Earnout Consideration set forth in the Earnout Notice (the "EARNED EARNOUT AMOUNT") as follows:

                        (1) first, if the Earnout Bonus Milestone has been achieved, then five percent (5%) of the Earned Earnout Amount, if any (the "EARNOUT BONUS POOL PAYMENT"), shall be paid to the Earnout Bonus Pool Participants in the proportions specified in SCHEDULE 8.1(b)(i)(1) as soon as practicable but in any event within five (5) Business Days of the Earnout Payment Date (as defined in SECTION 1.6(a) hereof).

                        (2) second, the portion of the Earned Earnout Amount, if any, remaining after payment of the Earnout Bonus Pool Payment, if any pursuant to SECTION 8.1(b)(i)(1) (the "FINAL EARNOUT AMOUNT") shall be paid to the former Stockholders in accordance with SECTION 1.6(b) as soon as practicable but in any event within five (5) Business Days of the Earnout Payment Date.

                  (ii) With respect to disputes of amounts contained in the Earnout Notice, upon the final determination of such amounts in dispute determined to be due and payable to the Stockholders in accordance with SECTION 8.3(c) hereof, Parent shall distribute such amounts, if any, as so finally determined to be payable to the Stockholders not theretofore delivered as soon as practicable but in any event within three (3) Business Days of the Earnout Payment Date.

            (c) Forfeited Amounts. Any portion of the Earnout Consideration that is not earned by the Stockholders pursuant to this ARTICLE VIII will be forfeited and retained permanently by Parent.

      8.2 EARNOUT DETERMINATION. The Earned Earnout Amount shall be calculated as follows: (A) the Milestone Percentage (as defined below) minus 67.86 percent divided by (B) 32.14 percent and multiplied by (C) the Earnout Consideration; provided that in no event shall the Earned Earnout Payment exceed the Earnout Consideration; provided further, that if the Milestone Percentage is equal to
67.86 percent or less, the Earned Earnout Amount shall be zero ($0.00). For the purposes of this SECTION 8.2, "MILESTONE PERCENTAGE" equals (A) Revenues earned in calendar year 2007 divided by (B) the 2007 Revenue Milestone. By way of example and for the avoidance of doubt, if Revenues equal $50,400,000, the Milestone Percentage would equal ninety percent (90%) and the Earned Earnout Amount would equal $41,331,673.93.

      8.3 EARNOUT DISTRIBUTION; STOCKHOLDER REPRESENTATIVE OBJECTIONS.

            (a) EARNOUT DISTRIBUTION. On or prior to the Earnout Determination Date, Parent shall deliver to the Stockholder Representative a memorandum (the "EARNOUT NOTICE") specifying in reasonable detail the calculation of the portion of the Earnout Consideration earned, if any, and the calculation of the distribution of the Earned Earnout Amount to each of the Earnout Bonus Pool Participants and the former Stockholders pursuant to this ARTICLE VIII and
SECTION 1.6, if any, with the basis for such calculation, in accordance with GAAP. Parent agrees that it will promptly supply any reasonably requested back up or supporting information to the Stockholder Representative or its accountants on which the earnout calculations are based; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form reasonably acceptable to Parent.

            (b) STOCKHOLDER REPRESENTATIVE OBJECTION. The Stockholder Representative shall have thirty (30) days to make an objection (in writing) to any item in the Earnout Notice, and such written objection must be delivered to Parent prior to the expiration of such thirty (30) day period.

            (c) RESOLUTION OF CONFLICTS.

                  (i) In case the Stockholder Representative shall have objected in writing to the Earnout Notice in a timely manner or in case of any other dispute relating to the Earnout Consideration, the Stockholder Representative and Parent will attempt in good faith to resolve such objection or dispute. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties.

                  (ii) In the event the parties cannot come to an agreement as set forth in SECTION 8.3(c)(i) within thirty (30) days (or such longer period as the parties may mutually determine) after the date on which the Stockholder Representative objected in writing to the Earnout Notice, or in the event the dispute does not relate to an Earnout Notice, the date on which the parties determine that they are unable to reach agreement pursuant to SECTION 8.3(c)(i), such dispute shall be resolved in the manner set forth in SECTION 7.4(c).

                  (iii) If the Stockholder Representative executes a memorandum with Parent pursuant to SECTION 8.3(c)(i) or a resolution is made pursuant to
SECTION 8.3(c)(ii), then such resolution shall be final and any portion of the Earnout Consideration, as finally determined, not previously deposited with the Exchange Agent shall be deposited in accordance with SECTION 1.6.

            (d) EARNOUT RIGHTS NOT TRANSFERABLE. Except with the written consent of Parent (which consent may be withheld in Parent's sole discretion), no Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than (i) by the laws of descent and distribution or succession, or (ii) as a result of any donative transfer to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or sibling, including adoptive relationships of any Stockholder, or a trust, corporation, partnership or other entity for the exclusive benefit of such persons, and any transfer in violation of this SECTION 8.3(d) shall be null and void and shall not be recognized by Parent or the Final Surviving Entity.

            (e) PARENT SUCCESSOR OBLIGATIONS FOR EARNOUT PAYMENTS. Notwithstanding anything to the contrary contained in this Agreement, in the event Parent shall consummate any transaction pursuant to which all or substantially all of the business, properties or assets of Parent are transferred to another person not directly or indirectly controlled by Parent, whether by merger, purchase of assets, tender offer or otherwise, the Final Earnout Amount shall be paid in cash, shares of common stock of such successor person (which shares shall be freely transferable and listed on a U.S. national securities exchange), or some combination of the two.

            (f) EARNOUT PROTECTIONS.

                  (i) During the period beginning on the Closing Date and ending on December 31, 2007, Parent shall conduct the Company Business in an operating unit of Parent (the "COMPANY BUSINESS UNIT"). The Company Business Unit will, during such period, use separate business unit level accounting systems and have the ability to produce a business unit level profit and loss statement.

                  (ii) It is Parent's current intention following the Closing to operate the Company Business consistent with past practice with a view to achieving the Company's 2007 revenue plan; provided, however, that the parties acknowledge and agree that Parent shall have the ability to react in Parent's sole discretion to changes in business conditions as they occur, including, without limitation, by taking actions (i) to achieve synergies the availability of which cannot be known as of the date hereof and (ii) in reaction to the prolonged failure of the Company Business Unit to execute against its business objectives.

                        (1) Parent shall in good faith, subject to Parent's reasonable business judgment, support and assist in the sale of the Company's Beyond, VoComm or Telephony solutions to its current and prospective customers provided such sales are consistent with past practices; and

                        (2) Parent shall in good faith, subject to Parent's reasonable business judgment, support and assist the Company in conducting good faith negotiations (i) to enter into new customer agreements which would allow the Company Business Unit to secure new business or (ii) to secure extensions or renewals of customer agreements in existence on the date hereof, provided that any such new, extended or renewed agreement is on terms substantially consistent with past practices; and

                        (3) Parent agrees that SCHEDULE 8.3 represents the operating plan for the Company Business Unit. Parent also agrees that if the prior quarter's revenue is no less than 95% of the operating plan, then the subsequent quarter's expense target will be set at no less than 97.5% of the operating plan. Parent and the Company agree that notwithstanding the above, the expense targets can be changed to reflect the benefit of any identified efficiencies or synergies

                  (iii) In the event during the period beginning on the Closing Date and ending on December 31, 2007, Parent sells directly conflicting solutions to Company client deployments in existence as of the Effective Time, the revenue from such sales will be credited to Revenues for purposes of determining achievement of the 2007 Revenue Milestone.

                  (iv) In the event during the period beginning on the Closing Date and ending on December 31, 2007, Parent sells the Company Business Unit or any material part of the Company Business, Parent will calculate the impact of such sale on achievement of the 2007 Revenue Milestone and credit Revenues accordingly.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

            (a) by unanimous written agreement of the Company and Parent;

            (b) by Parent or the Company if the Closing Date shall not have occurred by May 31, 2007; provided, however, that the right to terminate this Agreement under this SECTION 9.1(B) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

            (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the First Step Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

            (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Step Merger by any

Governmental Entity, which would: (i) prohibit Parent's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the First Step Merger;

            (e) by Parent, if neither it nor any Sub is in material breach of its representations, covenants or agreements such that a failure of a condition to Closing contained in this Agreement would be triggered under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in SECTION 6.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

            (f) by the Company if the Company is not in material breach of its representations, covenants or agreements such that a failure of a condition to Closing contained in this Agreement would be triggered under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in
SECTION 6.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

      The party desiring to terminate this Agreement pursuant to this SECTION
9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

      9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of SECTIONS 5.3, 5.4 and 5.5 hereof,
ARTICLE X hereof and this SECTION 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE IX.

      9.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this SECTION 9.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

      9.4 EXTENSION; WAIVER. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this SECTION 9.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

                                    ARTICLE X

                               GENERAL PROVISIONS

      10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

             (a)  if to Parent or Sub, to:

                  Nuance Communications, Inc.
                  1 Wayside Road
                  Burlington, MA 01803
                  Attention: Senior Vice President Corporate Development Facsimile No.: (781) 565-5001

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                  Palo Alto, CA 94304
                  Attention: Robert Sanchez, Esq.
                  Facsimile No.: (650) 493-6811

             (b)  if to the Company or the Stockholder Representative, to:

                  BeVocal, Inc.
                  685 Clyde Avenue
                  Mountain View, CA 94043
                  Attention: C. Mikael Berner
                  Facsimile No.: (650) 210-9275

                  with a copy to:

                  Davis Polk & Wardwell
                  1600 El Camino Real
                  Menlo Park, CA 94025

                  Attention: Alan Denenberg, Esq.
                  Facsimile No.: (650) 752-2111

             (c)  if to the Escrow Agent, to:

                  U.S. Bank National Association
                  Corporate Trust Services
                  225 Asylum Street, 23rd Floor
                  Hartford, CT 06103
                  Attention: Arthur Blakeslee
                  Facsimile No.: (860) 241-6881

      All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received at or prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

      10.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Letter Agreement by and between the Parent and the Company dated as of November 7, 2006, (ii) subject to SECTION 5.17 hereof, are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.

      10.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as set forth in SECTIONS 7.4(c) and 8.3(c), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      10.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION,
ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

      10.10 DISCLOSURE SCHEDULE REFERENCES. The parties hereto agree that, unless otherwise expressly provided therein, any reference in a particular section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, Parent, the Subs, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

                              NUANCE COMMUNICATIONS, INC.

                              By:  /s/ Paul A. Ricci
                                  ----------------------------------------------
                              Name: Paul A. Ricci
                              Title: Chairman and Chief Executive Officer

                              BEVOCAL, INC.

                              By:  /s/ C. Mikael Berner
                                   ---------------------------------------------
                              Name: C. Mikael Berner
                              Title: President and Chief Executive Officer

                              BERYLLIUM ACQUISITION CORPORATION

                              By:  /s/ Paul A. Ricci
                                  ---------------------------------------------
                              Name: Paul A. Ricci
                              Title: Chairman and Chief Executive Officer

                              BERYLLIUM ACQUISITION LLC

                              By:  /s/ Paul A. Ricci
                                   ---------------------------------------------
                              Name: Paul A. Ricci
                              Title: Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                              MIKAEL BERNER, AS STOCKHOLDER REPRESENTATIVE

                              /s/ Mikael Berner
                              --------------------------------------------------
                              Name: MIkael Berner

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                              U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT:

                              By:  /s/ Arthur L. Blakeslee
                                   ---------------------------------------------
                              Name: Arthur L. Blakeslee
                              Title: Vice President

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]